UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

YELLOWCAKE MINING INC.
(Exact name of registrant as specified in its charter)

Nevada	1000	N/A

State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization	Classification Code Number)	Identification No.)

598 - 999 Canada Place, Vancouver BC Canada V6E 3Z3
(604) 685-6153
(Address and telephone number of registrant’s principal executive offices)

The Nevada Agency and Trust Company
Suite #880, 50 West Liberty, Reno Nevada 89501
(775) 322-0626
(Name, address and telephone number of agent for service)

Copy of communications to:
Clark Wilson LLP
c/o Bernard I. Pinsky
Barristers and Solicitors
Suite 800 - 885 West Georgia Street
Vancouver, British Columbia, Canada V6C 3H1
Telephone: 604.687.5700
Fax: 604.687.6314

Approximate date of proposed sale to the public: From time to time after the effective date of this Registration
Statement.

If any securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule
415 under the Securities Act. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the
same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same
offering. [   ]

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Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [X]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price (US$)	Amount of registration fee(2)
Common Stock to be offered for resale by Selling Shareholders	6,131,625	$1.50	$9,197,437.50	$361.46
Common Stock to be offered for resale by Selling Shareholders upon exercise of share purchase warrants	2,955,000	$1.50	$4,432,500	$174.20
Total	9,086,625			$535.66

(1)

An indeterminate number of additional shares of common stock shall be issueable pursuant to Rule 416 to prevent dilution resulting from stock splits, stock dividends or similar transactions and in such an event the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416 under the Securities Act.

(2)

Fee calculated in accordance with Rule 457(g) of the Securities Act. Estimated for the sole purpose of calculating the registration fee. We have based the fee calculation on the exercise price of the warrants issued to the Selling Shareholders.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON THE DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON THE DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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PROSPECTUS

Subject to Completion __________, 2008

YELLOWCAKE MINING INC.
A NEVADA CORPORATION

9,086,625 SHARES OF COMMON STOCK OF YELLOWCAKE MINING INC.
_________________________________

The prospectus relates to the resale to the public by the Selling Shareholders of Yellowcake Mining Inc., named in the “Selling Shareholders” section of this prospectus of:

  up to 5,910,000 shares of our common stock issued in connection with private placements that we conducted on February 20, 2007 and February 28, 2007.

  up to 2,955,000 shares of our common stock which may be issued upon the exercise of share purchase warrants issued in connection with the private placements that closed on February 20, 2007 and February 28, 2007. Each share purchase warrant entitles the holder to purchase one additional share of our common stock at an exercise price of $1.50 for a period of two years from the closing date.

  up to 221,625 shares of our common stock issued to three finders in connection with the private placements that closed on February 20, 2007 and February 28, 2007.

The shares were acquired by the Selling Shareholders directly from our company in private transactions that were exempt from the registration requirements of the Securities Act of 1933. The Selling Shareholders may offer to sell the shares of common stock being offered in this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. Our common stock is quoted on the OTC Bulletin Board under the symbol "YCKM". As of August 14, 2008 the last price quoted for one share of our common stock on the OTC Bulletin Board was $0.30.

We will not receive any proceeds from the resale of shares of common stock by the Selling Shareholders, although we may receive proceeds of up to $4,432,500 if all of the share purchase warrants are exercised. We will pay for all costs associated with this registration statement and prospectus. The Selling Shareholders will receive the proceeds from the sale of the shares being registered in this registration statement and prospectus. The Selling Shareholders are to offer the shares at market price. Based on the last price quoted for one share of our common stock on the OTC Bulletin Board on August 21, 2008, $0.30, the proceeds the Selling Shareholders could be expected to receive can be estimated as follows:

Proceeds to Selling Shareholders
Per Share	$0.30
Total	$2,725,987.50

Our business is subject to many risks and an investment in our common stock will also involve a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. You should carefully consider the various Risk Factors described beginning on page 3 before investing in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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The information in this prospectus is not complete and may be changed. The Selling Shareholders may not sell or offer these securities until this registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is ____, 2008.

The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

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You should rely only on the information contained in this prospectus and in any accompanying prospectus supplement. We have not, and the Selling Shareholders have not, authorized anyone to provide you with information different from the information contained in this prospectus. The information in this prospectus is accurate only as of the date of this prospectus, regardless of when this prospectus is delivered or when any sale of our common stock occurs.

As used in this prospectus, the terms "we", "us", "our", the "company" and "Yellowcake" mean Yellowcake Mining Inc. "Securities Act" refers to the Securities Act of 1933, as amended. "Exchange Act" refers to the Securities Exchange Act of 1934, as amended.

All dollar amounts refer to United States dollars unless otherwise indicated.

PROSPECTUS SUMMARY

Our Business

Our company was incorporated in the State of Nevada on March 23, 2006. Effective January 23, 2007, we changed our name from “Hoopsoft Development Corp.” to “Yellowcake Mining Inc.” Our common stock is quoted on the OTC Bulletin Board under the symbol "YCKM".

On January 23, 2007 we effected a 30 for one forward stock split of our authorized, issued and outstanding common stock. As a result, our authorized capital increased from 25,000,000 shares of common stock with a par value of $0.001 to 750,000,000 shares of common stock with a par value of $0.001.

The address of our resident agent in Nevada is The Nevada Agency and Trust Company. Their address is Suite #880, 50 West Liberty, Reno Nevada 89501. Their telephone number is (775) 322-0626. Our principal executive office is located at 598 - 999 Canada Place, Vancouver BC Canada V6E 3Z3. Our telephone number is (604) 685-6153.

We are an exploration stage company. We currently have no business revenue and our assets primarily consist of cash and mineral and joint venture rights. There can be no assurance that we will generate revenues in the future, or that we will be able to operate profitably in the future, if at all. We have incurred net losses in each fiscal year since inception of our operations. Our company has never declared bankruptcy, it has never been in receivership, and it has never been involved in any legal action or proceedings.

Due to the uncertainty of our ability to meet our current operating and capital expenses, in their report on the audited financial statements for the year ended July 31, 2007, our independent auditors included an explanatory paragraph regarding concerns about our ability to continue as a going concern. Our audited financial statements contain additional note disclosures describing the circumstances that led to this disclosure by our independent auditors.

We are currently pursuing a joint venture with Strathmore Resources (US) Ltd to explore, develop and mine the Juniper Ridge property located in Wyoming. We have also acquired from American Nuclear Fuels LLC, a Colorado company, 3,700 acres in the Uravan Uranium belt referred to as the Uravan-Beck property. We intend to explore for uranium and vanadium on the Uravan-Beck property and uranium alone on the Juniper Ridge property. Neither property has proven or probable mineral reserves and there is no assurance that they contain commercially exploitable reserves of minerals.

We and our joint venture partner, Strathmore, have renegotiated our joint venture agreement. Under the terms of the new agreement work on the Juniper Ridge property will be kept as follows: We are required to incur initial expenditures of $764,518 not later than May 1, 2008 (incurred), a minimum of $300,000 not later than September 1, 2008, a minimum of $500,000 not later than December 31, 2009 and the balance of the $8,000,000 not later than December 31, 2012. A weather station has been installed on the property to begin collecting data for long term monitoring. Work during 2008 will be confined to limited drilling within the know areas of uranium mineralization.

We intend to earn, but have not yet earned, an 80% ownership interest in Juniper Ridge LLC. Juniper Ridge LLC is a limited liability company that we formed with Strathmore Resources (U.S.) Ltd., the 100% owners of the mining claims and leases known as the Juniper Ridge Project. Pursuant to our LLC agreement, we issued 9,000,000 of our common shares to Strathmore. Also pursuant to our LLC agreement, we must contribute certain amounts of money for exploration costs to earn ownership interest in Juniper Ridge LLC. Under the agreement we can earn up to an 80% ownership interest by contributing a total of $8,000,000 in exploration costs. When we have contributed the first $4,000,000, we will earn a 40% interest in Juniper Ridge LLC. When we have contributed the second $4,000,000, we will earn the remaining 40% in Juniper Ridge LLC.

We and our joint venture partner, Strathmore, have obtained permits to begin well installation of six groundwater wells at Juniper Ridge. Upon completion, pump tests will be performed to determine the characteristics of water-bearing permeable rock and other unconsolidated materials, such as gravel, sand, silt or clay, in order to obtain samples and determine whether the characteristics we find indicate the likelihood of finding uranium and/or vanadium in the property. We intend to begin drilling and installation activities for the wells in the spring 2009.

Exploration for minerals is a speculative venture necessarily involving substantial risk. The expenditures to be made by us on our exploration program may not result in the discovery of commercially exploitable reserves of valuable minerals. The probability of a mineral claim ever having commercially exploitable reserves is extremely remote, and in all probability our mineral claims do not contain any reserves. Any funds spent on the exploration of these claims will probably be lost. If we are unable to find reserves of valuable minerals or we cannot remove the minerals because we either do not have the capital to do so, or because it is not economically feasible to do so, then we will cease operations and you will lose your investment.

We anticipate that any additional funding that we require will be in the form of equity financing from the sale of our common stock or through borrowing money. There is no assurance, however, that we will be able to raise sufficient funding from the sale of our common stock. The risky nature of our business and lack of tangible assets places debt financing beyond the credit-worthiness required by most banks or typical investors of corporate debt until such time as an economically viable mine can be demonstrated. We do not have any arrangements in place for any future equity financing. If we are unable to secure additional funding, we will cease or suspend operations. We have no plans, arrangements or contingencies in place in the event that we cease operations.

We currently have no employees, rather using contract individuals to fill key roles. One officer/director and one of our other directors, each of whom will devote approximately differing numbers of hours per week to our operations: Bill Tafuri will spend approximately 30 hours per week, Richard Klatt will spend approximately 40 hours per week, and Siegfried Muessig and James Malone will spend varying amounts of time, as needed, to attend meetings of out board of directors. We do not intend to hire any employees for the next 12 months and unless and until we have proven mineral reserves. We do and will continue to outsource contract employment as needed.

Number of Shares Being Offered

This prospectus covers the resale by the Selling Shareholders named in this prospectus of up to 9,086,625 shares of our common stock. The offered shares were acquired by the Selling Shareholders in several private placement transactions. All of these transactions were exempt from the registration requirements of the Securities Act of 1933. The Selling Shareholders may offer to sell the shares of common stock being offered in this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. Our common stock is presently traded on the OTC Bulletin Board under the symbol "YCKM". Please see the Plan of Distribution section at page 20 of this prospectus for a detailed explanation of how the common shares may be sold.

The following sets forth the number and percentage of outstanding shares of common stock that will be sold by the Selling Shareholders:

	Number	Percentage

All Selling Shareholders	9,086,625	17.67%

Our officers and directors who are among the Selling Shareholders	0	-

Number of Shares Outstanding

There were 51,413,768 shares of our common stock issued and outstanding as at August <>28, 2008.

Use of Proceeds

We will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the Selling Shareholders, although we may receive proceeds of up to $4,432,500 if all of the share purchase warrants are exercised. We will incur all costs associated with this registration statement and prospectus.

SUMMARY OF FINANCIAL DATA

The following information includes selected audited financial information for our company for the years ended July 31, 2007 and 2006 and selected unaudited financial information of our company for the nine month period ended April 30, 2008. The summarized financial information presented below is derived from and should be read in conjunction with our audited and unaudited financial statements, as applicable, including the notes to those financial statements, which are included elsewhere in this prospectus along with the section entitled "Plan of Operation" beginning on page 20 of this prospectus.

	For the Year Ended July 31, 2007	For the Year Ended July 31, 2006	For the Nine Months Ended April 30, 2008
Revenue	Nil	Nil	Nil
Net Loss for the Period	4,121,534	9,134	2,222,737
Loss Per Share – basic and diluted	0.05	0.00	0.04
	As at July 31, 2007	As at July 31, 2006	As at April 30, 2008
Working Capital	3,847,546	45,866	1,263,634
Total Assets	15,028,129	47,366	12,793,068
Total Number of Issued Shares of Common Stock	50,931,625	91,800,000	51,257,518
Deficit	4,130,668	9,134	6,353,405
Total Shareholders’ Equity	14,104,689	45,866	12,570,286

RISK FACTORS

An investment in our common stock involves a number of very significant risks. You should carefully consider the following risks and uncertainties in addition to other information in this prospectus in evaluating our company and its business before purchasing shares of our company's common stock. Our business, operating results and financial condition could be seriously harmed due to any of the following risks. You could lose all or part of your investment due to any of these risks.

RISKS RELATED TO THIS OFFERING

Sales of a substantial number of shares of our common stock into the public market by the Selling Shareholders may result in significant downward pressure on the price of our common stock and could affect the ability of our Shareholders to realize the current trading price of our common stock.

Sales of a substantial number of shares of our common stock in the public market could cause a reduction in the market price of our common stock. We had 51,413,768 shares of common stock issued and outstanding as of August 21, 2008. When this registration statement is declared effective, the Selling Shareholders may be reselling up to 9,086,625 shares of our common stock, 6,131,625 of which are included in the number of our issued and outstanding common shares as of August 21, 2008, shown above.

Any significant downward pressure on the price of our common stock as the Selling Shareholders sell the shares of our common stock could encourage short sales by the Selling Shareholders or others. Any such short sales could place further downward pressure on the price of our common stock.

RISKS RELATED TO OUR BUSINESS

Our properties are in the exploration stage. There is no assurance that we can establish the existence of any mineral resource on any of our properties in commercially exploitable quantities. Until we can do so, we cannot earn any revenues from operations and if we do not do so we will lose all of the funds that we expend on exploration. If we do not discover any mineral resource in a commercially exploitable quantity, our business could fail.

A mineral reserve is defined by the Securities and Exchange Commission in its Industry Guide 7 (which can be viewed over the Internet at http://www.sec.gov/divisions/corpfin/forms/industry.htm#secguide7) as that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination. The probability of an individual prospect ever having a "reserve" that meets the requirements of the Securities and Exchange Commission's Industry Guide 7 is extremely remote; in all probability our mineral resource property does not contain any 'reserve' and any funds that we spend on exploration will probably be lost.

Even if we do eventually discover a mineral reserve on one or more of our properties, there can be no assurance that we will be able to develop our properties into producing mines and extract those resources. Both mineral exploration and development involve a high degree of risk and few properties which are explored are ultimately developed into producing mines.

The commercial viability of an established mineral deposit will depend on a number of factors including, by way of example, the size, grade and other attributes of the mineral deposit, the proximity of the resource to infrastructure such as a smelter, roads and a point for shipping, government regulation and market prices. Most of these factors will be beyond our control, and any of them could increase costs and make extraction of any identified mineral resource unprofitable.

Mineral operations are subject to applicable law and government regulation. Even if we discover a mineral resource in a commercially exploitable quantity, these laws and regulations could restrict or prohibit the exploitation of that mineral resource. If we cannot exploit any mineral resource that we might discover on our properties, our business may fail.

Both mineral exploration and extraction require permits from various foreign, federal, state, provincial and local governmental authorities and are governed by laws and regulations, including those with respect to prospecting, mine development, mineral production, transport, export, taxation, labour standards, occupational health, waste disposal, toxic substances, land use, environmental protection, mine safety and other matters. There can be no assurance that we will be able to obtain or maintain any of the permits required for the continued exploration of our mineral properties or for the construction and operation of a mine on our properties at economically viable costs. If we cannot accomplish these objectives, our business could fail.

We believe that we are in compliance with all material laws and regulations that currently apply to our activities but there can be no assurance that we can continue to remain in compliance. Current laws and regulations could be amended and we might not be able to comply with them, as amended. Further, there can be no assurance that we will be able to obtain or maintain all permits necessary for our future operations, or that we will be able to obtain them on reasonable terms. To the extent such approvals are required and are not obtained, we may be delayed or prohibited from proceeding with planned exploration or development of our mineral properties.

As we undertake exploration of our mineral claims, we will be subject to compliance with government regulation that may increase the anticipated cost of our exploration program.

There are several governmental regulations that materially restrict mineral exploration. We will be subject to the laws of the State of Wyoming as we carry out our exploration program. We may be required to obtain additional work permits, post bonds and perform remediation work for any physical disturbance to the land in order to comply with these laws. While our planned exploration program budgets for regulatory compliance, there is a risk that new regulations could increase our costs of doing business and prevent us from carrying out our exploration program.

If we establish the existence of a mineral resource on any of our properties in a commercially exploitable quantity, we will require additional capital in order to develop the property into a producing mine. If we cannot raise this additional capital, we will not be able to exploit the resource, and our business could fail.

If we do discover mineral resources in commercially exploitable quantities on any of our properties, we will be required to expend substantial sums of money to establish the extent of the resource, develop processes to extract it and develop extraction and processing facilities and infrastructure. Although we may derive substantial benefits from the discovery of a major deposit, there can be no assurance that such a resource will be large enough to justify commercial operations, nor can there be any assurance that we will be able to raise the funds required for development on a timely basis. If we cannot raise the necessary capital or complete the necessary facilities and infrastructure, our business may fail.

Mineral exploration and development is subject to extraordinary operating risks. We do not currently insure against these risks. In the event of a cave-in or similar occurrence, our liability may exceed our resources, which would have an adverse impact on our company.

Mineral exploration, development and production involve many risks which even a combination of experience, knowledge and careful evaluation may not be able to overcome. Our operations will be subject to all the hazards and risks inherent in the exploration for mineral resources and, if we discover a mineral resource in commercially exploitable quantity, our operations could be subject to all of the hazards and risks inherent in the development and production of resources, including liability for pollution, cave-ins or similar hazards against which we cannot insure or against which we may elect not to insure. Any such event could result in work stoppages and damage to property, including damage to the environment. We do not currently maintain any insurance coverage against these operating hazards. The payment of any liabilities that arise from any such occurrence would have a material adverse impact on our company.

Uranium prices are highly volatile; If a profitable market does not exist, we may have to cease operations.

Uranium prices have been highly volatile, and are affected by numerous international economic and political factors which Yellowcake has no control. The spot price of uranium ranged from $10.00 per pound to $138.00 per pound, to the current spot price of $64.50 per pound. Uranium is primarily used for power generation in nuclear power plants, and the number of customers is somewhat limited in comparison to other global commodities. The price of uranium is affected by numerous factors beyond the Company’s control, including the demand for nuclear power, increased supplies from both existing and new uranium mines, sales of uranium from existing government stockpiles, and political and economic conditions. The Company’s long-term success is highly dependent upon the price of uranium, as the economic feasibility of any ore body discovered on its properties would in large part be determined by the prevailing market price of uranium. If a profitable market does not exist, the Company could have to cease operations.

The uranium exploration and mining industry is highly competitive.

The uranium industry is highly competitive, and we are required to compete with other corporations that may have greater resources than ours. Such corporations could outbid us for potential projects or produce minerals at lower costs which would have a negative effect on our operations.

Because we may never earn revenues from our operations, our business may fail and then investors may lose all of their investment in our company.

We have no history of revenues from operations. We have yet to generate positive earnings and there can be no assurance that we will ever operate profitably. Our company has a limited operating history and is in the exploration stage. The success of our company is significantly dependent on the uncertain events of the discovery and exploitation of mineral reserves on our properties or selling the rights to exploit those mineral reserves. If our business plan is not successful and we are not able to operate profitably, then our stock may become worthless and investors may lose all of their investment in our company.

Prior to completion of our exploration stage, we anticipate that we will incur increased operating expenses without realizing any revenues. We therefore expect to incur significant losses into the foreseeable future. We recognize that if we are unable to generate significant revenues from the exploration of our mineral claims in the future, we will not be able to earn profits or continue operations. There is no history upon which to base any assumption as to the likelihood that we will prove successful, and we can provide no assurance that we will generate any revenues or ever achieve profitability. If we are unsuccessful in addressing these risks, our business will fail and investors may lose all of their investment in our company.

We have a history of losses and have a deficit, which raises substantial doubt about our ability to continue as a going concern.

We have not generated any revenues since our incorporation and we will continue to incur operating expenses without revenues until we are in commercial deployment. Our net loss from inception (March 23, 2006) to April 30, 2008 was $6,353,405. We had cash in the amount of $1,406,215 as of April 30, 2008 which is not expected to meet our planned cash requirements for the ensuing year. We cannot provide assurances that we will be able to successfully explore our properties and develop our business. These circumstances raise substantial doubt about our ability to continue as a going concern as described in an explanatory paragraph to our independent auditors’ report on our audited financial statements for the year ended July 31, 2007. If we are unable to continue as a going concern, investors will likely lose all of their investments in our company.

RISKS RELATED TO OUR COMMON STOCK

Trading on the OTC Bulletin Board may be volatile and sporadic, which could depress the market price of our common stock and make it difficult for our Shareholders to resell their shares.

Our common stock is quoted on the OTC Bulletin Board service of the Financial Industry Regulatory Authority (FINRA). Trading in stock quoted on the OTC Bulletin Board is often thin and characterized by wide fluctuations in trading prices due to many factors that may have little to do with our operations or business prospects. This volatility could depress the market price of our common stock for reasons unrelated to operating performance. Moreover, the OTC Bulletin Board is not a stock exchange, and trading of securities on the OTC Bulletin Board is often more sporadic than the trading of securities listed on a quotation system like Nasdaq or a stock exchange like the American Stock Exchange. Accordingly, our shareholders may have difficulty reselling any of their shares.

Our stock is a penny stock. Trading of our stock may be restricted by the SEC’s penny stock regulations and FINRA’s sales practice requirements, which may limit a stockholder’s ability to buy and sell our stock.

Our stock is a penny stock. The Securities and Exchange Commission has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in, and limit the marketability of, our common stock.

FINRA’s sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules promulgated by the Securities and Exchange Commission (see above for a discussion of penny stock rules), FINRA rules require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus are “forward-looking statements.” These forward-looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among others, the factors set forth above under “Risk Factors.” The words “believe,” “expect,” “anticipate,” “intend,” “plan,” and similar expressions identify forward-looking statements. We caution you not to place undue reliance on these forward-looking statements. We undertake no obligation to update and revise any forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements in this document to reflect any future or developments. However, the Private Securities Litigation Reform Act of 1995 is not available to us as a penny stock issuer and thus we may not rely on the statutory safe harbor from liability for forward-looking statements. Further, Section 27A(b)(2)(D) of the Securities Act of 1933, as amended and Section 21E(b)(2)(D) of the Securities Exchange Act of 1934, as amended, expressly state that the safe harbor for forward-looking statements does not apply to statements made in connection with this offering.

These risks include, by way of example and not in limitation:

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled “Risk Factors” and the risks set out below, any of which may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These risks include, by way of example and not in limitation:

  risks and uncertainties relating to the interpretation of drill results, the geology, grade and continuity of mineral deposits;

  results of initial feasibility, pre-feasibility and feasibility studies, and the possibility that future exploration, development or mining results will not be consistent with our expectations;

  mining and development risks, including risks related to accidents, equipment breakdowns, labour disputes or other unanticipated difficulties with or interruptions in production;

  the potential for delays in exploration or development activities or the completion of feasibility studies;

  risks related to the inherent uncertainty of production and cost estimates and the potential for unexpected costs and expenses;

  risks related to commodity price fluctuations;

  the uncertainty of profitability based upon our history of losses;

  risks related to failure to obtain adequate financing on a timely basis and on acceptable terms for our planned exploration and development projects;

  risks related to environmental regulation and liability;

  risks that the amounts reserved or allocated for environmental compliance, reclamation, post- closure control measures, monitoring and on-going maintenance may not be sufficient to cover such costs;

  risks related to tax assessments;

  political and regulatory risks associated with mining development and exploration; and

  other risks and uncertainties related to our prospects, properties and business strategy.

This list is not an exhaustive list of the factors that may affect any of our forward-looking statements. Many of these factors are beyond our ability to control or predict. These and other factors should be considered carefully and readers should not place undue reliance on our forward-looking statements.

Forward looking statements are made based on management’s beliefs, estimates and opinions on the date the statements are made and we undertake no obligation to update forward-looking statements if these beliefs, estimates and opinions or other circumstances should change. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

THE OFFERING

The prospectus relates to the resale to the public by certain Selling Shareholders of Yellowcake Mining Inc. of up to 9,086,625 of our common shares:

  up to 5,190,000 shares of our common stock issued in connection with the private placements that closed on February 20, 2007 and February 28, 2007.

  up to 2,955,000 shares of our common stock which may be issued upon the exercise of share purchase warrants issued in connection with the private placements that closed on February 20, 2007 and February 28, 2007.

  up to 221,625 shares of our common stock issue to three finders in connection with the private placements that closed on February 20, 2007 and February 28, 2007.

Each whole share purchase warrant entitles the holder to purchase one additional share of our common stock at an exercise price of $1.50 for a period of two years from the closing date.

The shares were acquired by the Selling Shareholders directly from our company in private transactions that were exempt from the registration requirements of the Securities Act of 1933 pursuant to Rule 903 of Regulation S and pursuant to Rule 506 of Regulation D and or Section 4(2) of the Securities Act of 1933, as amended. The Selling Shareholders may offer to sell the shares of common stock being offered in this prospectus at fixed prices, at prevailing market prices at the time of sale, at varying prices or at negotiated prices. Our common stock is quoted on the OTC Bulletin Board under the symbol "YCKM". On August 21, 2008 the closing bid price for one share of our common stock on the OTC Bulletin Board was $0.30.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the Selling Shareholders, although we may receive proceeds of up to $4,432,500 if all of the share purchase warrants are exercised. We will pay for all costs associated with this registration statement and prospectus.

DIVIDEND POLICY

We have not declared or paid any cash dividends since inception. We intend to retain future earnings, if any, for use in the operation and expansion of our business and do not intend to pay any cash dividends in the foreseeable future. There are no restrictions that limit our ability to pay dividends on our common stock.

SELLING SHAREHOLDERS

The Selling Shareholders may offer and sell, from time to time, any or all of the common stock issued. Because the Selling Shareholders may offer all or only some portion of the 9,086,625 shares of common stock to be registered, we cannot give an exact estimate of the amount or percentage of the shares of common stock that will be held by the Selling Shareholders upon termination of this offering.

The following table sets forth certain information regarding the beneficial ownership of shares of common stock by the Selling Shareholders as of August 21, 2008 and the number of shares of common stock covered by this prospectus.

Other than the relationships described below, none of the Selling Shareholders had or have any material relationship with us, our predecessor or affiliates within the past three years. None of the Selling Shareholders is a broker-dealer or an affiliate of a broker-dealer.

We may require the selling shareholders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

Name of Selling Shareholder and Position, Office or Material Relationship with Yellowcake (a)	Common Shares beneficially owned by the Selling Shareholder Prior to the Offering (2) (b)	Total Shares Registered for Account of Selling Shareholder (c)	Number of Shares Owned by Selling Shareholder After Offering and Percent of Total Issued and Outstanding(1) (d)
			# of Shares	% of Class(3)
Falstaff Holdings Ltd.(4)	150,000	150,000	Nil	*
397370 B.C. Ltd.(5)	150,000	150,000	Nil	*
Centrum Bank AG(6)	2,847,250	600,000	2,247,250	4%
Calibrated Technologies Inc.(7)	75,000	75,000	Nil	*
Neil Davey	1,207,218	225,000	982,218	2%
Raymond Rich	60,000	60,000	Nil	*
Gibralt Capital Corporation(8)	375,000	375,000	Nil	*
Satori Investments Ltd.(9)	75,000	75,000	Nil	*
Sargasso Oceanic Sciences Ltd.(10)	75,000	75,000	Nil	*
Don Petkau	37,500	37,500	Nil	*
Terra Capital Ltd.(11)	37,500	37,500	Nil	*
Rockmills Investments LLC(12)	300,000	300,000	Nil	*
Jeffrey Scott	75,000	75,000	Nil	*
John Seaman	60,000	60,000	Nil	*
Christoph Bruening	75,000	75,000	Nil	*
Accent Marketing Ltd.(13)	60,000	60,000	Nil	*
Peter Meredith	30,000	30,000	Nil	*
David Doherty	150,000	150,000	Nil	*
J. Douglas Brown	150,000	150,000	Nil	*
Bank Sal. Oppenheim jr. & Cie (Schweiz) AG(14)	7,437,650	75,000	7,362,650	14%
Code Consulting Ltd.(15)	75,000	75,000	Nil	*
Chowscano Family Trust(16)	112,500	112,500	Nil	*
Inter-Pro Property Corporation (USA)(17)	600,000	600,000	Nil	*
Anke Senze	75,000	75,000	Nil	*
Henry Polesky	150,000	150,000	Nil	*
VP Bank (Switzerland) Ltd.(18)	225,000	225,000	Nil	*
Yulia Nesterchuk	150,000	150,000	Nil	*
Shawn Englmann	150,000	150,000	Nil	*

Name of Selling Shareholder and Position, Office or Material Relationship with Yellowcake (a)	Common Shares beneficially owned by the Selling Shareholder Prior to the Offering (2) (b)	Total Shares Registered for Account of Selling Shareholder (c)	Number of Shares Owned by Selling Shareholder After Offering and Percent of Total Issued and Outstanding(1) (d)
			# of Shares	% of Class(3)
Pryce Family Trust No. 1(19)	15,000	15,000	Nil	*
Terry Sklavenitis	15,000	15,000	Nil	*
Lindsay Bottomer	15,000	15,000	Nil	*
Brian Cole	15,000	15,000	Nil	*
Len Demelt	337,500	337,500	Nil	*
Amrit Gill	30,000	30,000	Nil	*
Paul Dipasquale	37,500	37,500	Nil	*
Marc Levy	30,000	30,000	Nil	*
Maureen Leyland	60,000	60,000	Nil	*
Newmag Industries Corp.(20)	22,500	22,500	Nil	*
Osgoode Developments Inc.(21)	37,500	37,500	Nil	*
Michael Paraskake	15,000	15,000	Nil	*
Janis Parmar	15,000	15,000	Nil	*
Shawn Perger	30,000	30,000	Nil	*
Lori Pinkowski	30,000	30,000	Nil	*
Tina Ricci	37,500	37,500	Nil	*
Gary O. Khan	37,500	37,500	Nil	*
Anil L. Khan	56,250	56,250	Nil	*
Steven N. Khan	656,250	56,250	600,000	1%
Stephen A. Osier	15,000	15,000	Nil	*
(Daniel) Scott Koyich	30,000	30,000	Nil	*
William Marsh	30,000	30,000	Nil	*
Norman J. Mackenzie	37,500	37,500	Nil	*
285876 Alberta Ltd.(22)	37,500	37,500	Nil	*
Patrick Groening	15,000	15,000	Nil	*
Dennis Wing	45,000	45,000	Nil	*
R-266 Enterprises Ltd.(23)	37,500	37,500	Nil	*
Michael H. Halvorson	75,000	75,000	Nil	*
The Umbrella Club(24)	15,000	15,000	Nil	*
Bob Hemmerling	15,000	15,000	Nil	*
Jody Dahrouge	60,000	60,000	Nil	*
2606 Morimoto Trust(25)	37,500	37,500	Nil	*
Dean Duke	75,000	75,000	Nil	*
1477615 Ontario Limited(26)	45,000	45,000	Nil	*
Panetta Partners, Ltd.(27)	75,000	75,000	Nil	*
Doug Casey	150,000	150,000	Nil	*
Devinder Randhawa(32)	221,438(32)	221,438	Nil	*
Charlene D. Coffield	30,000	30,000	Nil	*
Phil Morehouse	15,000	15,000	Nil	*

Name of Selling Shareholder and Position, Office or Material Relationship with Yellowcake (a)	Common Shares beneficially owned by the Selling Shareholder Prior to the Offering (2) (b)	Total Shares Registered for Account of Selling Shareholder (c)	Number of Shares Owned by Selling Shareholder After Offering and Percent of Total Issued and Outstanding(1) (d)
			# of Shares	% of Class(3)
Yvonne M. Velasquez	9,674	7,500	2,174	*
Brunner Joachim	37,500	37,500	Nil	*
Affaires Financieres S.A.(28)	300,000	300,000	Nil	*
David Miller	60,000	60,000	Nil	*
David Sidoo	150,000	150,000	Nil	*
Dieter A. Krewedl	15,000	15,000	Nil	*
Sprott Asset Management Inc.(29)	1,500,000	1,500,000	Nil	*
Dov Wiener	37,500	37,500	Nil	*
George T. Hawes	150,000	150,000	Nil	*
Craig Christy	15,000	15,000	Nil	*
David Elliott	37,500	37,500	Nil	*
Andrew Williams	18,750	18,750	Nil	*
David Shepherd	18,750	18,750	Nil	*
Millerd Holdings Ltd.(30)	75,000	75,000	Nil	*
Doran Flock	135,000	135,000	Nil	*
David M. Rush	15,000	15,000	Nil	*
Richard Sands	37,500	37,500	Nil	*
CP Capital Group Ltd.(31)	130,500	130,500	Nil	*
David Matousek	219,687	19,687	200,000	*
TOTAL	20,480,917	9,086,625	11,394,292	21%

*holds less than 1%

(1)

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible preferred stock currently exercisable or convertible, or exercisable or convertible within sixty (60) days, would be counted as outstanding for computing the percentage of the person holding such options or warrants but not counted as outstanding for computing the percentage of any other person.

(2)	To arrive at these estimates, we have assumed that the selling shareholders will sell all 9,086,625 shares of our common stock to be registered pursuant to this offering.

(3)	Based on 51,413,768 common shares issued and outstanding on August 21, 2008.

(4)	David K. Fraser, the President of Falstaff Holdings Ltd., exercises dispositive and voting power with respect to the shares of our common stock that are beneficially owned by Falstaff Holdings Ltd.

(5)	John Jardine, the President of 397370 BC Ltd., exercises dispositive and voting power with respect to the shares of our common stock that are beneficially owned by 397370 BC Ltd.

(6)	Centrum Bank AG is acting for fully managed accounts whose beneficial owners are not to be disclosed.

(7)

Gordon Clements, the President of Calibrated Technologies Inc., exercises dispositive and voting power with respect to the shares of our common stock that are beneficially owned by Calibrated Technologies Inc.

(8)	Sam Belzberg exercises dispositive and voting power with respect to the shares of our common stock that are beneficially owned by Gibralt Capital Corporation.

(9)	Nicci Fisher exercises dispositive and voting power with respect to the shares of our common stock that are beneficially owned by Satori Investments Ltd.

(10)

Daniel MacMullin, a Director of Sargasso Oceanic Sciences Ltd., exercises dispositive and voting power with respect to the shares of our common stock that are beneficially owned by Sargasso Oceanic Sciences Ltd.

(11)	Colin Hanes exercises dispositive and voting power with respect to the shares of our common stock that are beneficially owned by Terra Capital Ltd.

(12)	Bill McCluskey exercises dispositive and voting power with respect to the shares of our common stock that are beneficially owned by Rockmills Investments LLC.

(13)

Jörg Schweizer, the director and sole owner of Accent Marketing Ltd., exercises dispositive and voting power with respect to the shares of our common stock that are beneficially owned by Accent Marketing Ltd.

(14)	Bank Sal. Oppenheim jr. & Cie (Schweiz) AG, does not beneficially own the shares of our common stock. The shares are held for a managed account.

(15)

Lance Tracey, the President and Secretary of Code Consulting Ltd., exercises dispositive and voting power with respect to the shares of our common stock that are beneficially owned by Code Consulting Ltd.

(16)

Karl Chowscano and Shannon Chowscano, the trustees of Chowscanc Family Trust, exercises dispositive and voting power with respect to the shares of our common stock that are beneficially owned by Chowscano Family Trust.

(17)

Robert Proznik, the President and Secretary of Inter-Pro Property Corporation (USA), exercises dispositive and voting power with respect to the shares of our common stock that are beneficially owned by Inter-Pro Property Corporation (USA).

(18)	Daniel Lacher exercises dispositive and voting power with respect to the shares of our common stock that are beneficially owned by VP Bank (Switzerland) Ltd.

(19)

Ken Morgan, the Administrator of the Pryce Family Trust No. 1, exercises dispositive and voting power with respect to the shares of our common stock that are beneficially owned by Pryce Family Trust No. 1.

(20)

Terrence Ibbetson, the President and Secretary of Newmag Industries Corp., exercises dispositive and voting power with respect to the shares of our common stock that are beneficially owned by Newmag Industries Corp.

(21)

Georgina Moxam, the President and Secretary of Osgoode Developments Inc., exercises dispositive and voting power with respect to the shares of our common stock that are beneficially owned by Osgoode Developments Inc.

(22)

Kathleen Elizabeth Mackenzie, the President of 285876 Alberta Ltd., exercises dispositive and voting power with respect to the shares of our common stock that are beneficially owned by 285876 Alberta Ltd.

(23)	Daniel D. Coombs, the President of R-266 Enterprises Ltd., exercises dispositive and voting power with respect to the shares of our common stock that are beneficially owned by R-266 Enterprises Ltd.

(24)	Mark Smith, the President of The Umbrella Club, exercises dispositive and voting power with respect to the shares of our common stock that are beneficially owned by The Umbrella Club.

(25)	Thomas Morimoto exercises dispositive and voting power with respect to the shares of our common stock that are beneficially owned by 2606 Morimoto Trust.

(26)	Allan Folk, the President of 1477615 Ontario Limited, exercises dispositive and voting power with respect to the shares of our common stock that are beneficially owned by 1477615 Ontario Limited.

(27)	Gabriele M. Cerrone, the President of Panetta Partners Ltd., exercises dispositive and voting power with respect to the shares of our common stock that are beneficially owned by Panetta Partners Ltd.

(28)

Werner Wagemann and Roland Luchsinge, Managers of Affaires Financieres S.A., exercise dispositive and voting power with respect to the shares of our common stock that are beneficially owned by Affaires Financieres S.A.

(29)	Craig Sprott exercises dispositive and voting power with respect to the shares of our common stock that are beneficially owned by Sprott Asset Management Inc.

(30)	Don Millerd exercises dispositive and voting power with respect to the shares of our common stock that are beneficially owned by Millerd Holdings Ltd.

(31)	Cary Pinkowski, the President of CP Capital Group Ltd., exercises dispositive and voting power with respect to the shares of our common stock that are beneficially owned by CP Capital Group Ltd.

(32)

Includes 71,438 shares held by RD Capital Inc., over which Devinder Randhawa exercises dispositive and voting power. Devinder Randhawa is a director and former officer of Strathmore Minerals Corp., our Joint Venture Partner in the Juniper Ridge Project.

We may require the selling security holder to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

PLAN OF DISTRIBUTION

The Selling Shareholders may, from time to time, sell all or a portion of the shares of common stock on any market upon which the common stock may be listed or quoted (currently the National Association of Securities Dealers OTC Bulletin Board in the United States), in privately negotiated transactions or otherwise. Such sales may be at fixed prices prevailing at the time of sale, at prices related to the market prices or at negotiated prices. The shares of common stock being offered for resale by this prospectus may be sold by the Selling Shareholders by one or more of the following methods, without limitation:

(a)

block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b)	purchases by broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

(c)	an exchange distribution in accordance with the rules of the applicable exchange;

(d)	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

(e)	privately negotiated transactions;

(f)	market sales (both long and short to the extent permitted under the federal securities laws);

(g)	at the market to or through market makers or into an existing market for the shares;

(h)	through transactions in options, swaps or other derivatives (whether exchange listed or otherwise); and,

(i)	a combination of any of the aforementioned methods of sale.

In the event of the transfer by any of the Selling Shareholders of its share purchase warrants or common shares to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling stockholder who has transferred his, her or its shares.

In effecting sales, brokers and dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from a selling stockholder or, if any of the broker-dealers act as an agent for the purchaser of such shares, from a purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with a selling stockholder to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the selling stockholder if such broker-dealer is unable to sell the shares on behalf of the selling stockholder. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resale, the broker-dealer may pay to or receive from the purchasers of the shares commissions as described above.

The Selling Shareholders and any broker-dealers or agents that participate with the Selling Shareholders in the sale of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

From time to time, any of the Selling Shareholders may pledge shares of common stock pursuant to the margin provisions of customer agreements with brokers. Upon a default by a selling stockholder, their broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the Selling Shareholders intend to comply with the prospectus delivery requirements under the Securities Act by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event any of the Selling Shareholders defaults under any customer agreement with brokers.

To the extent required under the Securities Act, a post effective amendment to this registration statement will be filed disclosing the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and other facts material to the transaction.

We and the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as a selling stockholder is a distribution participant and we, under certain circumstances, may be a distribution participant, under Regulation M. All of the foregoing may affect the marketability of the common stock.

All expenses of the registration statement including legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the Selling Shareholders, the purchasers participating in such transaction, or both.

Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

EXPERTS

The financial statements of Yellowcake Mining Inc. for the year ended July 31, 2007 included in this prospectus have been audited by BDO Dunwoody LLP, Chartered Accountants, of 600 Cathedral Place, 925 West Georgia Street, Vancouver, BC, Canada V6C 3L2, to the extent and for the periods set forth in their report, October 31, 2007, except as to Note 12 which is dated on July 31, 2008, which contains an explanatory paragraph regarding substantial doubt regarding our company's ability to continue as a going concern. Their report appears elsewhere in this registration statement and prospectus, and is included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

In addition, the financial statements of Yellowcake Mining Inc. for the year ended July 31, 2006 included in this prospectus have been audited by Moore & Associates, Chartered Accountants, of 2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146C to the extent and for the periods set forth in their report, dated September 20, 2006, which contains an explanatory paragraph regarding substantial doubt regarding our company's ability to continue as a going concern. Their reports appears elsewhere in this registration statement and prospectus, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

Clark Wilson LLP, our independent legal counsel, has provided an opinion on the valid issuance of our common stock registered by this prospectus and registration statement, which is attached as an exhibit hereto.

DESCRIPTION OF SECURITIES

As of August 21, 2008 there were 51,413,768 common shares and no preferred share issued and outstanding. Our common stock is quoted on the OTC Bulletin Board under the symbol "YCKM".

We are authorized to issue 750,000,000 shares of common stock with a par value of $0.001. Upon liquidation, dissolution or winding up of the corporation, the holders of common stock are entitled to share rateably in all net assets available for distribution to Shareholders after payment to creditors. The common stock is not convertible or redeemable and has no pre-emptive, subscription or conversion rights. There are no conversions, redemption, sinking fund or similar provisions regarding the common stock. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of Shareholders. There are no cumulative voting rights.

Each stockholder is entitled to receive the dividends as may be declared by our board of directors out of funds legally available for dividends and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our board of directors is not obligated to declare a dividend. Any future dividends will be subject to the discretion of our board of directors and will depend upon, among other things, future earnings, the operating and financial condition of our company, its capital requirements, general business conditions and other pertinent factors. It is not anticipated that dividends will be paid in the foreseeable future.

There are no provisions in our Articles of incorporation or our Bylaws that would delay, defer or prevent a change in control of our company.

Penny Stock Rules

The Securities and Exchange Commission has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

INFORMATION WITH RESPECT TO THE REGISTRANT

DESCRIPTION OF BUSINESS

Introduction

We are an exploration stage company. We currently have no business revenue and our assets primarily consist of cash and mineral and joint venture rights. There can be no assurance that we will generate revenues in the future, or that we will be able to operate profitably in the future, if at all. We have incurred net losses in each fiscal year since inception of our operations. Our company has never declared bankruptcy, it has never been in receivership, and it has never been involved in any legal action or proceedings.

Our current plan of operation is to continue to pursue our joint venture with Strathmore Resources (US) Ltd. to explore, develop and mine the Juniper Ridge property located in Wyoming. We have also acquired from American Nuclear Fuels LLC, a Colorado company, 3,700 acres in the Uravan Uranium belt referred to the Uravan-Beck property. We intend to explore, develop, and mine uranium and vandaium from this property

Prior to our determination to focus on becoming a mineral exploration company we focused our initial operations on the production and distribution of educational team sports exercise videos and Internet based software.

Corporate History

Our company was incorporated in the State of Nevada on March 23, 2006. Effective January 23, 2007, we changed our name from “Hoopsoft Development Corp.” to “Yellowcake Mining Inc.” The address of our principal executive office is 598 - 999 Canada Place, Vancouver BC Canada V6E 3Z3. Our common stock is quoted on the OTC Bulletin Board under the symbol “YCKM”.

Also on January 23, 2007, we effected a 30 for one forward stock split of our authorized, issued and outstanding common stock. As a result, our authorized capital increased from 25,000,000 shares of common stock with a par value of $0.001 to 750,000,000 shares of common stock with a par value of $0.001.

Mineral Properties

We hold an interest in two groups of mineral properties, as described below:

1.	Juniper Ridge property, Wyoming
2.	Uravan-Beck property, Colorado

We are an exploration stage company. All of our properties are presently in the exploration stage. We do not have any commercially viable reserves on any of our properties. There is no assurance that a commercially viable mineral deposit exists on any of our mineral properties. Further exploration will be required before a final evaluation as to the economic and legal feasibility of mining of any of our properties is determined. There is no assurance that further exploration will result in a final evaluation that a commercially viable mineral deposit exists on any of our mineral properties.

Juniper Ridge

We hold an option to earn up to an 80% interest in the Juniper Ridge claims pursuant to our March 14, 2007 agreement with Strathmore. The Juniper Ridge claims are located in the Poison Basin uranium district in the south central area of Wyoming, close to the Colorado border. The total acreage of the property is 4,660 acres and over 2,000 historical drill holes have been drilled on the project to verify the resource. One area of interest within the Juniper Ridge project is the Browns Park Formation which is hundreds of feet thick and contains the necessary underground geological structure which may make ISR mining possible. The roughly 2,000 historical drill holes have been drilled between 100 and 300 feet in depth, and have shown an average grade of between 0.05% and 0.20% . This grade is economical for ISR mining, and Yellowcake is in the process of confirming all historical data, so as to be able to proceed in the mining process.

On April 21, 2008 we amended our operating agreement with Strathmore Resources (US) Ltd. The amendments are contained in a Limited Liability Company Operating Agreement (“LLC”), dated effective December 31, 2007.

The following terms have been amended:

Yellowcake will contribute exploration and development costs totaling a minimum of $8 million, subject to a $500,000 annual minimum, as outlined in the following schedule:

  $764,518 not later than May 1, 2008, which had been incurred.
  A minimum of $300,000 not later than September 1, 2008.
  A minimum of $500,000 not later than December 31, 2009.
  The balance of the $8 million, as agreed by both parties based on the availability of financing, but in any case, not later than December 31, 2012.

Uravan-Beck

On October 3, 2007, we entered into a letter of intent with American Nuclear Fuels (Colorado) LLC to acquire an interest in certain uranium properties located in Gateway, Colorado (the “Beck Properties”) owned by Beck Mining Enterprises LLC, BeckWorth Corporation, Bedrock Development LLC, Eagle Venture Group LLC and Bruce Beck (collectively the “Vendors”).

On December 28, 2007 we entered into a master option agreement with American Nuclear Fuels (Colorado) LLC, as well as six lease and option agreements with individual claimholders, to purchase 185 mining claims, approximating 4,793 acres, in the Uravan uranium belt, Montrose County, Colorado, referred to as the Uravan-Beck property in exchange for total payments of $5,968,750 in cash and the issuance of a total of 2,765,625 shares of our common stock, payable and issuable over five years.

As of April 30, 2008, we have issued 325,893 common shares and paid $776,786 in cash pursuant to the terms and conditions of this agreement. In addition, we have also made additional cash payment of $312,500 and have issued 156,250 common shares to the vendors.

Under the option agreements, Yellowcake has the exclusive right to access, explore and develop the properties. All future production from the property will be subject to a 3.5% royalty based on the contained metal value of ore after deduction of mining, transport and processing costs.

Termination of Interests

On April 30, 2008 we announced that an agreement has been reached with Strathmore Minerals Corp. and Strathmore Resources (US) Ltd. to amend our Juniper Ridge Wyoming Joint Venture in Wyoming and terminate our interests in the Sky, Jeep and Conoco Files projects (also known as the Texas Database project), as of April 21, 2008.

We amended the structure of our joint venture with Strathmore at their request. We did this at the request of our joint venture partner, Strathmore, who wanted to restructure our arrangement for tax planning purposes. During the transition to the LLC, we renegotiated our arrangements with Strathmore regarding the Juniper Ridge Project and released our options regarding the Jeep and Sky properties because they had not proven to be likely viable mineral resource following our initial geological assessments.

Sky

We held an option to earn up to a 60% interest in the Sky claims pursuant to our August 1, 2007 joint venture agreement with Strathmore Resources (US) Ltd. The Sky Project is situated on 1,033 Acres in Fremont County in Wyoming, roughly 25 miles east of the city of Riverton. On April 21, 2008, we entered into a termination agreement with Strathmore Resources (US) Ltd. terminating the option and joint venture agreement dated July 31, 2007 regarding the Sky Project. We have no further obligations under the option and joint venture agreements regarding the Sky Project.

Jeep

We held an option to earn up to a 60% interest in the Jeep claims pursuant to our August 1, 2007 joint venture agreement with Strathmore Resources (US) Ltd. The Jeep Project is in close proximity to the Sky project and is roughly 45 miles east of Riverton. On April 21, 2008, we entered into a termination agreement with Strathmore Resources (US) Ltd. terminating the option and joint venture agreement dated July 31, 2007 regarding the Jeep Project. We have no further obligations under the option and joint venture agreements regarding the Jeep Project.

Plan of Operations and Cash Requirements Over the Next Twelve Months

Current Status of Exploration Projects

At the Juniper Ridge Property, located in the Poison Basin Uranium District of south-central Wyoming, 73 lode mining claims were added to the project earlier this summer, bringing the total number there to 201 claims in addition to one State of Wyoming Mineral Lease. This addition increased the project to 4,793 acres in size from the previous 3,200 acres. Permitting activities at Juniper Ridge are ongoing with Strathmore Minerals Corp. having received permits to begin monitor well installation of six groundwater wells. Upon completion, pump tests will be performed to determine the hydrologic characteristics of possible aquifers, and to obtain samples to determine baseline water quality. Drilling and installation activities are scheduled for spring 2009, in addition to plans for extensive exploration drilling to increase the extent of the known mineralization.

At the Uravan-Beck Property, located in the Uravan district of Colorado, an extensive data base for the Return Mine has been acquired. This data includes over 400 drill holes, mine designs for an expanded mine, and economic models for the proposed mine. We are in the process of obtaining drill permits and intend to drill over 20,000 feet this summer. This drilling will verify the resource at the Return Mine and will verify mineralization at selected other known areas of unmined but known mineralization. Stewart Brothers Drilling of Milan New Mexico has been selected as the drilling contractor. JBR Environmental Consultants Inc. has been selected to obtain the drill permits for Yellowcake. Drilling will begin as soon as the permits are received. Bids have also been received from three logging companies.

Competition

We are a mineral resource exploration company. We compete with other mineral resource exploration companies for financing and for the acquisition of new mineral properties. Many of the mineral resource exploration companies with whom we compete have greater financial and technical resources than those available to us. Accordingly, these competitors may be able to spend greater amounts on acquisitions of mineral properties of merit, on exploration of their mineral properties and on development of their mineral properties. In addition, they may be able to afford more geological expertise in the targeting and exploration of mineral properties. This competition could result in competitors having mineral properties of greater quality and interest to prospective investors who may finance additional exploration. This competition could adversely impact on our ability to finance further exploration and to achieve the financing necessary for us to develop our mineral properties.

Compliance with Government Regulation

Our mineral claims in the State of Wyoming are comprised of non-patented lode mining claims located on federal land managed by the U.S. Bureau of Land Management. Mining activities on the claims must be carried out in accordance with a permit issued by the Bureau of Land Management. We are committed to complying with and are, to our knowledge, in compliance with, all governmental and environmental regulations applicable to our company and our properties. We do not currently own or operate any mines and are not required to comply with the requirements of these regulatory authorities. We cannot predict the extent to which these requirements will affect our company or our properties if we identify the existence of minerals in commercially exploitable quantities. In addition, future legislation and regulation could cause additional expense, capital expenditure, restrictions and delays in the exploration of our properties.

Holding costs of the unpatented lode mining claims include a claim maintenance fee of $125.00 per claim payable to the Bureau of Land Management on or before September 1 of each calendar year and those for recording an affidavit and Notice of Intent to hold with the Office of the Clerk, Fremont County Wyoming. County filing fees for documents is $8.00 for the first page and $3.00 per page thereafter, with up to 10 sections of land noted per document. The above Bureau of Land Management maintenance fees will be due again before September 1, 2009, and each year thereafter, the affidavit and Notice of Intent fees will be due again before December 31, 2008, and each year thereafter, with both as modified by future legislation.

Research and Development Expenditures

We have incurred $Nil in research and development expenditures over the last fiscal year.

Employees

Currently, we do not have any employees other than our directors and officers. Our directors and certain contracted individuals play an important role in the running of our company. We do not expect any material changes in the number of employees over the next 12 month period. We do and will continue to outsource contract employment as needed.

We engage contractors from time to time to consult with us on specific corporate affairs or to perform specific tasks in connection with our exploration programs.

We retain consultants on the basis of ability and experience. Except as set forth above, neither we nor any person acting on our behalf has any preliminary agreement or understanding, nor do we contemplate any such, concerning any aspect of our operations pursuant to which any person would be hired, compensated or paid a finder’s fee.

Subsidiaries

We do not have any subsidiaries.

Intellectual Property

We do not own, either legally or beneficially, any patent or trademark.

Executive Offices

The address of our principal executive office is 598 - 999 Canada Place, Vancouver, BC Canada V6E 3Z3. We pay $1,500 per month for rental of our principal office which consists of 2,520 square feet. Our landlord is CP Capital. The rental is on a month to month term with no written lease.

Mineral Properties

Description of Juniper Ridge Claims

The Juniper Ridge property consists of 128 unpatented lode mining claims, see Figure 2 below. The Property is located in central Wyoming lying along the south-western extent of the Gas Hills Uranium District. The 128 unpatented mining claims are located on public lands administered by the U.S. Bureau of Land Management, are contiguous and consist of the following claim names and numbers:

Claim No.	Claim Name	Location Last Book	Property Name	Claim No.	Claim Name	Location Last Book	Property Name
WMC259971	RC-1	1056	Red Creek	WMC260180	RC-64	1057	Red Creek
WMC259972	RC-2	1056	Red Creek	WMC260181	RC-65	1057	Red Creek
WMC259973	RC-3	1056	Red Creek	WMC260182	RC-66	1057	Red Creek
WMC259974	RC-4	1056	Red Creek	WMC260183	RC-67	1057	Red Creek
WMC259975	RC-5	1056	Red Creek	WMC260184	RC-68	1057	Red Creek
WMC259976	RC-6	1056	Red Creek	WMC260185	RC-69	1057	Red Creek
WMC259977	RC-7	1056	Red Creek	WMC260186	RC-70	1057	Red Creek
WMC259978	RC-8	1056	Red Creek	WMC260187	RC-71	1057	Red Creek

Claim No.	Claim Name	Location Last Book	Property Name	Claim No.	Claim Name	Location Last Book	Property Name
WM C259979	RC-9	1056	Red Creek	WMC260188	RC-72	1057	Red Creek
W M C259980	RC-10	1056	Red Creek	WMC260189	RC-73	1057	Red Creek
W M C259981	RC-11	1056	Red Creek	WMC260190	RC-74	1057	Red Creek
W M C259982	RC-12	1056	Red Creek	WMC260533	RC-75	1060	Red Creek
W M C259983	RC-13	1056	Red Creek	WMC260534	RC-76	1060	Red Creek
W M C259984	RC-14	1056	Red Creek	WMC260535	RC-77	1060	Red Creek
W M C259985	RC-15	1056	Red Creek	WMC260536	RC-78	1060	Red Creek
W M C259986	RC-16	1056	Red Creek	WMC260537	RC-79	1060	Red Creek
W M C259987	RC-17	1056	Red Creek	WMC260538	RC-80	1060	Red Creek
W M C259988	RC-18	1056	Red Creek	WMC260539	RC-81	1060	Red Creek
W M C259989	RC-19	1056	Red Creek	WMC260540	RC-82	1060	Red Creek
W M C259990	RC-20	1056	Red Creek	WMC260541	RC-83	1060	Red Creek
W M C259991	RC-21	1056	Red Creek	WMC260542	RC-84	1060	Red Creek
W M C259992	RC-22	1056	Red Creek	WMC260543	RC-85	1060	Red Creek
W M C259993	RC-23	1056	Red Creek	WMC260544	RC-86	1060	Red Creek
W M C259994	RC-24	1056	Red Creek	WMC260545	RC-87	1060	Red Creek
W M C259995	RC-25	1056	Red Creek	WMC260546	RC-88	1060	Red Creek
W M C259996	RC-26	1056	Red Creek	WMC260547	RC-89	1060	Red Creek
W M C259997	RC-27	1056	Red Creek	WMC260548	RC-90	1060	Red Creek
W M C259998	RC-28	1056	Red Creek	WMC260549	RC-91	1060	Red Creek
W M C259999	RC-29	1056	Red Creek	WMC260550	RC-92	1060	Red Creek
WM C260000	RC-30	1056	Red Creek	WMC260551	RC-93	1060	Red Creek
W M C260001	RC-31	1056	Red Creek	WMC260552	RC-94	1060	Red Creek
W M C260002	RC-32	1056	Red Creek	WMC260553	RC-95	1060	Red Creek
W M C260003	RC-33	1056	Red Creek	WMC260554	RC-96	1060	Red Creek
WMC260004	RC-34	1056	Red Creek	WMC260555	RC-97	1060	Red Creek
WMC260005	RC-35	1056	Red Creek	WMC260556	RC-98	1060	Red Creek
WMC260006	RC-36	1056	Red Creek	WMC260557	RC-99	1060	Red Creek
WMC260007	RC-37	1056	Red Creek	WMC260558	RC-100	1060	Red Creek
WMC260008	RC-38	1056	Red Creek	WMC260559	RC-101	1060	Red Creek
WMC260009	RC-39	1056	Red Creek	WMC260560	RC-102	1060	Red Creek
WMC260010	RC-40	1056	Red Creek	WMC260561	RC-103	1060	Red Creek
WMC260157	RC-41	1057	Red Creek	WMC260562	RC-104	1060	Red Creek
WMC260158	RC-42	1057	Red Creek	WMC260563	RC-105	1060	Red Creek
WMC260159	RC-43	1057	Red Creek	WMC260564	RC-106	1060	Red Creek
WMC260160	RC-44	1057	Red Creek	WMC260565	RC-107	1060	Red Creek
WMC260161	RC-45	1057	Red Creek	WMC260566	RC-108	1060	Red Creek
WMC260162	RC-46	1057	Red Creek	WMC260567	RC-109	1060	Red Creek
WMC260163	RC-47	1057	Red Creek	WMC260568	RC-110	1060	Red Creek
WMC260164	RC-48	1057	Red Creek	WMC260569	RC-111	1060	Red Creek
WMC260165	RC-49	1057	Red Creek	WMC260570	RC-112	1060	Red Creek

Claim No.	Claim Name	Location Last Book	Property Name	Claim No.	Claim Name	Location Last Book	Property Name
WMC260166	RC-50	1057	Red Creek	WMC260571	RC-113	1060	Red Creek
WMC260167	RC-51	1057	Red Creek	WMC260572	RC-114	1060	Red Creek
WMC260168	RC-52	1057	Red Creek	WMC260573	RC-115	1060	Red Creek
WMC260169	RC-53	1057	Red Creek	WMC260574	RC-116	1060	Red Creek
WMC260170	RC-54	1057	Red Creek	WMC260575	RC-117	1060	Red Creek
WMC260171	RC-55	1057	Red Creek	WMC260576	RC-118	1060	Red Creek
WMC260172	RC-56	1057	Red Creek	WMC260577	RC-119	1060	Red Creek
WMC260173	RC-57	1057	Red Creek	WMC260578	RC-120	1060	Red Creek
WMC260174	RC-58	1057	Red Creek	WMC260579	RC-121	1060	Red Creek
WMC260175	RC-59	1057	Red Creek	WMC260580	RC-122	1060	Red Creek
WMC260176	RC-60	1057	Red Creek	WMC260581	RC-123	1060	Red Creek
WMC260177	RC-61	1057	Red Creek	WMC260582	RC-124	1060	Red Creek
WMC260178	RC-62	1057	Red Creek	WMC260583	RC-125	1060	Red Creek
WMC260179	RC-63	1057	Red Creek	WMC260584	RC-126	1060	Red Creek
				WMC260585	RC-127	1060	Red Creek
				WMC260586	RC-128	1060	Red Creek

Figure 2 – Location of Juniper Ridge Property

Location, Access and History of Exploration of Juniper Ridge

The Juniper Ridge project is located in the Poison Basin uranium district in the south central area of Wyoming, close to the Colorado border. The total acreage of the property is 3,200 acres and over 2,000 historical drill holes have been drilled on the project to verify the resource. An area of interest within the Juniper Ridge project is the Browns Park Formation which is 100’s of feet thick and contains the necessary underground geological structure to make ISR Mining possible. The roughly 2,000 historical drill holes have been drilled between 100 and 300 feet in depth, and have shown an average grade of between 0.05% and 0.20% . This grade is economical for ISR mining, and Yellowcake is in the process of confirming all historical data, so as to be able to proceed in the mining process.

Mineralization

On the Juniper Ridge Property, mineralization occurs as tabular bodies in sandstone at depths from the surface to 300 feet down.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar of our common stock is The Nevada Agency and Trust Company, Suite #880, 50 West Liberty, Reno Nevada 89501. Their telephone number is (775) 322-0626.

LEGAL PROCEEDINGS

As of August 28, 2008, we know of no material, existing or pending legal proceedings against our company, nor are we involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which any of our directors, executive officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our interest.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our stock is listed for quotation on the OTC Bulletin Board under the trading symbol "YCKM". Our common shares initially began trading on the OTC Bulletin Board on November 20, 2006 under the trading symbol "HSDV". The following table sets forth, for the periods indicated, the high and low bid information for each quarter within the last two fiscal years ended July 31, 2008 and subsequent interim period as reported by the quotation service operated by the OTC Bulletin Board. All quotations for the OTC Bulletin Board reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

Quarter Ended	Bid High	Bid Low
07/31/2008	$0.35	$0.26
04/30/2008	$0.54	$0.43
01/31/2008	$0.85	$0.75
10/31/2007	$1.95	$1.85
07/31/2007	$2.23	$2.00
04/30/2007	$3.10	$2.89
01/31/2007	$0.00	$0.00
10/31/2007	$0.00	$0.00

On August <>28, 2008, the closing price for the common stock as reported by the quotation service operated by the OTC Bulletin Board was <>$0.26.

As of August <>28, 2008, there were <>119 registered holders of record of our common stock. As of such date, 51,413,768<> common shares were issued and outstanding. The transfer agent and registrar for our common stock is Rough Stock Transfer Inc., 6860 N. Dallas Parkway, Suite 200, Plano, TX 75024, phone number 972.381.2782.

Dividend Policy

Since our inception, we have not declared nor paid any cash dividends on our capital stock and we do not anticipate paying any cash dividends in the foreseeable future. Our current policy is to retain any earnings in order to finance the expansion of our operations. Our board of directors will determine future declarations and payments of dividends, if any, in light of the then-current conditions they deem relevant and in accordance with applicable corporate law.

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

1.	We would not be able to pay our debts as they become due in the usual course of business; or

2.

Our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

Equity Compensation Plan Information

On May 10, 2007, our board of directors approved the 2007 Stock Option Plan (the “2007 Plan”). Under the terms of the 2007 Plan, options to purchase up to 5,000,000 shares of our common stock may be granted to our officers, directors, employees and permitted consultants of our company. The 2007 Plan provides that exercise price be:

(i)	not less than fair market value per Common Share at the Date of Grant, if the Optionee is an employee;

(ii)	not be less than 110% of the fair market value per Common Share at the Date of Grant if the Optionee is a greater than 10% stockholder; and

(iii)	equal to the exercise price for the substituted option of the other corporation, if the Options are being granted in substitution for outstanding options of another corporation.

The following table sets forth certain information concerning all equity compensation plans previously approved by Shareholders and all previous equity compensation plans not previously approved by Shareholders, as of the most recently completed fiscal year.

Equity Compensation Plan Information As At July 31, 2007

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity Compensation Plans approved by security holders	Nil	N/A	N/A
Equity Compensation Plans not approved by security holders	2,600,000	$2.71	2,400,000
Total	2,600,000	$2.71	2,400,000

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our audited and un-audited financial statements and the related notes that appear elsewhere in this registration statement and prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this registration statement and prospectus, particularly in the section entitled "Risk Factors" beginning on page 3.

Our audited and unaudited financial statements are stated in United States dollars and are prepared in accordance with United States generally accepted accounting principles.

Current Status of Exploration Projects

At the Juniper Ridge Property, located in the Poison Basin Uranium District of south-central Wyoming, 73 lode mining claims were added to the project earlier this summer, bringing the total number there to 201 claims in addition to one State of Wyoming Mineral Lease. This addition increased the project to 4,793 acres in size from the previous 3,200 acres. Permitting activities at Juniper Ridge are ongoing with Strathmore Minerals Corp. having received permits to begin monitor well installation of six groundwater wells. We will conduct limited drilling in the Spring of 2009 if we obtain the appropriate permits. The goal of the drilling will be to increase our knowledge of the mineralization on the property.

At the Uravan-Beck Property, located in the Uravan district of Colorado, an extensive data base for the Return Mine has been acquired. This data includes over 200 drill holes, mine designs for an expanded mine, and economic models for the proposed mine. We are in the process of obtaining drill permits and intend to drill this summer and fall. This drilling will examine possible mineralization at selected other known areas of unmined potential mineralization. Stewart Brothers Drilling of Milan New Mexico has been selected as the drilling contractor. JBR Environmental Consultants Inc. has been selected to obtain the drill permits for Yellowcake. Drilling began in August of 2008.

Cash Requirements

Over the next 12 months ending August 31, 2009 we expect to require approximately $5,226,000 to pay for our obligations under our joint venture agreements and operating expenses. During the year ended July 31, 2007, we raised $5,652,495 pursuant to our equity financings.

As at August 31, 2008, we had cash and cash equivalents of approximately <>$460,000, accordingly we will need to obtain additional financing of approximately $4,766,000 to satisfy our cash requirements for the next twelve months. There can be no assurance that any such funds can be raised.

Over the next 12 months ending August 31, 2009, we anticipate that we will incur the following operating expenses:

Expense	Cost
Consulting Fees	$60,000
General and administrative	150,000
Investor relations	226,000
Management fees	1,300,000
Juniper Project	1,500,000
Beck Project	1,700,000
Professional fees	350,000

Total	$5,226,000

Purchase of Significant Equipment

We do not intend to purchase any significant equipment over the twelve months ending August 31, 2009 other than office computers, furnishings, and communication equipment as required.

Results of Operations

Revenue

We are presently in the exploration stage of our business, have not earned any revenues to date, and do not anticipate earning revenues until such time as we enter into commercial production of our claims under joint venture or other mineral properties we may acquire from time to time.

Expenses

Our expenses for the nine months ended April 30, 2008 and April 30, 2007 and for the fiscal years ended July 31, 2007 and July 31, 2006 are outlined in the table below:

	Nine	Nine
	months	months
	ended	ended
	April 30,	April 30,
	2008	2007

Expenses
Consulting fees (recovery)	$(15,675)	$241,512
General and administrative	74,925	52,992
Investor relations	108,868	76,937
Management fees	728,582	1,251,065
Mineral property interests	1,162,765	100,584
Financing costs	-	-
Professional fees	256,130	58,241

Income (loss) from operations	(2,315,595)	(1,781,331)
Interest income	92,858	4,800

Net Income (loss)	$(2,222,737)	$(1,776,531)

	For the year	For the year
	ended	ended
	July 31, 2007	July 31, 2006

Expenses
Consulting fees	$346,902	$-
General and administrative	73,687	7,534
Investor relations	101,806	1,600
Management fees	2,070,082	-
Mineral property interests	665,421	-
Financing costs	709,200	-
Professional fees	194,353	-

Income (loss) from operations	(4,161,451)	(9,134)
Interest income	39,917	-

Net Income (loss)	$(4,121,534)	$(9,314)

Total operating expenses during the nine months ended April 30, 2008 increased substantially as compared to the comparative period in 2007 because of exploration expenditures on the Juniper Ridge, Sky and Jeep projects that did not exist in the prior year. General and administrative cost increased as a result of establishing a corporate office to administer the Company’s operations.

Total operating expenses during fiscal year ended July 31, 2007 increased substantially as compared to prior fiscal year July 31, 2006 because during the prior 4 month period the Company was in the initial stages of developing a business plan. The original business plan to develop educational software was abandoned in December 2006 when the Company began operations as a mineral exploration company. For the year ended July 31, 2007, management fees and consulting fees include an aggregate of $2,370,719 in stock-based compensation representing the fair value of 2,600,000 stock options granted to directors, officers and consultants. Mineral property interests represent expenditures under the option agreement to earn an interest in the Juniper Ridge property, funds expended on the Texas data base and exploration expenses incurred under binding letters of intent to enter into option agreements on the Sky and Jeep properties. General and administrative expense includes rent, travel, office supplies and office services. Professional fees include legal expenses in connection with major contracts and general corporate matters and audit expense for the fiscal 2007. Financing costs include the cost of penalties incurred by the Company in failing to meet certain conditions of the registration rights of subscribers of the Company’s February, 2007 private placements.

Liquidity and Financial Condition

Working Capital
	At April 30,	At July 31,	At July 31,
	2008	2007	2006
Current assets	$1,486,416	$4,770,986	$47,366
Current liabilities	222,782	923,440	1,500
Working capital	$1,263,634	$3,847,546	$45,866

Cash Flows

	Nine Months	Nine Months	From March 23,
	Ended April	Ended April	2006(Inception) to
	30, 2008	30, 2007	April 30, 2006
Net cash used in operating activities	$(2,415,326)	$(686,867)	$(1,480)
Net cash provided by financing activities	$-	$5,652,495	$2,000
Net cash used in investing activities	$(876,786)	$(100,000)	$-

	Fiscal year	March 23,
	Ended July 31,	2006
	2007	(Inception) to
		period ended
		July 31, 2006
Net cash used in operating activities	$(901,384)	$(7,784)
Net cash provided by financing activities	$5,652,495	$55,000
Net cash used in investing activities	$(100,000)	$-

Future Financings

Our plan of operation calls for significant expenses in connection with our properties. We recorded net income from operations of $208,759 for the nine months ended April 30, 2008 due to the reversal of previously recorded stock based compensation on unvested options cancelled during our most recent quarter. As of April 30, 2008, we have a deficit accumulated during the exploration stage of $6,353,405 since inception. As at August 31, 2008 we had cash of approximately $460,000<>, and for the next 12 months, management anticipates that the minimum cash requirements to fund our proposed exploration program and our continued operations will be approximately $5,226,000. Accordingly, we do not have sufficient funds to meet our planned expenditures over the next 12 months and will need to seek additional financing to meet our planned expenditures.

Obtaining additional financing is subject to a number of factors, including the market prices for uranium. These factors may make the timing, amount, terms or conditions of additional financing unavailable to us. Since our inception, we have used our common stock to raise money for our operations and for our property acquisitions. We have not attained profitable operations and are dependent upon obtaining financing to pursue our plan of operation. For these reasons, our independent auditors believe there exists a substantial doubt about our ability to continue as a going concern.

We have suffered recurring losses from operations. The continuation of our company is dependent upon our company raising additional capital. In this regard we have raised additional capital through the private placements noted above but we will still require additional funds to continue our operations and plans.

The continuation of our business is dependent upon obtaining further financing, a successful program of exploration, and, further in the future, achieving a profitable level of operations. The issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current shareholders. Obtaining commercial loans, assuming those loans would be available, would increase our liabilities and future cash commitments.

There are no assurances that we will be able to obtain further funds required for our continued operations. We will pursue various financing alternatives to meet our immediate and long-term financial requirements. There can be no assurance that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to obtain the additional financing on a timely basis, we will be unable to conduct our operations as planned, and we will not be able to meet our other obligations as they become due. In such event, we will be forced to scale down or perhaps even cease our operations.

Going Concern

The audited financial statements accompanying this report have been prepared on a going concern basis, which implies that our company will continue to realize its assets and discharge its liabilities and commitments in the normal course of business. Our company has not generated revenues since inception and has never paid any dividends and is unlikely to pay dividends or generate earnings in the immediate or foreseeable future. The continuation of our company as a going concern is dependent upon the continued financial support from investors, the ability of our company to obtain necessary equity financing to achieve our operating objectives, and the attainment of profitable operations. As at April 30, 2008, our company had a net loss of $6,353,405 since March 23, 2006 [Inception]. Based on our estimate on the expenditure requirement for the next 12 months period, we estimate that we do not have sufficient funds for planned operations over the next twelve months. Therefore, we will be required to raise additional funds for our operations before or soon after that date.

Our financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should our company be unable to continue as a going concern.

Because we are an exploration stage company that has no established source of revenue and are dependent on our ability to raise capital from shareholders or other sources to sustain operations, in their report on our annual financial statements for the year ended July 31, 2007, our independent auditors included an explanatory paragraph regarding concerns about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by our independent auditors.

The continuation of our business is dependent upon us raising additional financial support. The issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

Off-Balance Sheet Arrangements

There are no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Recently Issued Accounting Standards

In February 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB Statement No. 115”. This statement permits entities to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of SFAS No. 159 apply only to entities that elect the fair value option. However, the amendment to SFAS No. 115 “Accounting for Certain Investments in Debt and Equity Securities” applies to all entities with available-for-sale and trading securities. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of SFAS No. 157, “Fair Value Measurements”. The adoption of this statement is not expected to have a material effect on our company’s financial statements.

In September 2006, the Securities Exchange Commissions (SEC) issued Staff Accounting Bulletin (“SAB”) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” SAB No. 108 addresses how the effects of prior year uncorrected misstatements should be considered when quantifying misstatements in current year financial statements. SAB No. 108 requires companies to quantify misstatements using a balance sheet and income statement approach and to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative and qualitative factors. SAB No. 108 is effective for periods ending after November 15, 2006. The adoption of this statement did not have a material effect on our company’s reported financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. The objective of SFAS No. 157 is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. The provisions of SFAS No. 157 are effective for fair value measurements made in fiscal years beginning after November 15, 2007. The adoption of this statement is not expected to have a material effect on our company’s future reported financial position or results of operations.

In December 2007, the FASB issued SFAS 141R “Business Combinations” which is effective for fiscal years beginning after December 15, 2008. SFAS 141R, which will replace FAS 141, is applicable to business combinations consummated after the effective date of December 15, 2008. The adoption of this statement is not expected to have a material effect on our company’s future reported financial position or results of operations.

In December 2007, the FASB also issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements, an amendment of ARB 51”. SFAS No. 160 will change the accounting and reporting for minority interests, which will be re-characterized as non-controlling interests and classified as a component of equity. SFAS No. 160 requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. SFAS No. 160 is effective for fiscal years beginning on or after December 15, 2008 and interim periods within those fiscal years. The adoption of this statement is not expected to have a material effect on our company’s future reported financial position or results of operations.

In March 2008, the FASB issued SFAS 161 “Disclosures about Derivative Instruments and Hedging Activities – an amendment of SFAS 133. This Statement requires enhanced disclosures about an entity’s derivative and hedging activities and thereby improves the transparency of financial reporting. This Statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. This Statement encourages, but does not require, comparative disclosures for earlier periods at initial adoption. The adoption of this statement is not expected to have a material effect on our company’s future reported financial position or results of operations.

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statements No. 109”. FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing a two-step method of first evaluating whether a tax position has met a more likely than not recognition threshold and second, measuring that tax position to determine the amount of benefit to be recognized in the financial statements. FIN 48 provides guidance on the presentation of such positions within a classified statement of financial position as well as on derecognition, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of this statement did not have a material effect on our company’s reported financial position or results of operations.

In December 2006, the Financial Accounting Standards Board (“FASB”) issued a FASB Staff Position Emerging Issues Task Force (“EITF”) Issue No. 00-19-2, “Accounting for Registration Payment Arrangements” (“FSP No. EITF 00-19-2”), which addresses an issuer’s accounting for registration payment arrangements. FSP No. EITF 00-19-2 specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with FASB Statement No. 5 “Accounting for Contingencies”. The guidance in FSP No. EITF 00-19-2 amends FASB Statements No. 133, “Accounting for Derivative Instruments and Hedging Activities”, and No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”, and FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others”, to include scope exceptions for registration payment arrangements. FSP No. EITF 00-19-2 also requires additional disclosure regarding the nature of any registration payment arrangements, alternative settlement methods, the maximum potential amount of consideration and the current carrying amount of the liability, if any. This pronouncement is effective immediately for registration payment arrangements and the financial instruments subject to those arrangements that are entered into or modified subsequent to the date of issue of this FSP. For registration payment arrangements and financial instruments subject to those arrangements that were entered into prior to the issuance of this FSP, this is effective for financial statements issued for fiscal years beginning after December 15, 2006, and interim periods within those fiscal years. Early adoption of this FSP for interim or annual periods for which financial statements or interim reports have not been issued is permitted. Retrospective application of the guidance in this FSP to financial statements for earlier interim or annual periods presented is not permitted.

Our company adopted the requirements of FSP EITF No. 00-19-2 during the year ended July 31, 2007 in respect to registration rights attached to certain private placements completed in the 2007 fiscal year. As of July 31, 2007, the Company has accrued a liability of $709,200 on the financial statements as a result of the Company was unable to file a registration statement at a specified time period.

Application of Critical Accounting Estimates

Mineral Property and Exploration Costs

Exploration costs are expensed as incurred. Development costs are expensed until it has been established that a mineral deposit is commercially mineable and a production decision has been made by our company to implement a mining plan and develop a mine, at which point the costs subsequently incurred to develop the mine on the property prior to the start of mining operations are capitalized.

Our company capitalizes the cost of acquiring mineral property interests, including undeveloped mineral property interests, until the viability of the mineral interest is determined. Capitalized acquisition costs are expensed if it is determined that the mineral property has no future economic value. Exploration stage mineral interests represent interests in properties that are believed to potentially contain (i) other mineralized material such as measured, indicated or inferred resources with insufficient drill hole spacing to qualify as proven and probable mineral reserves and (ii) other mine-related or greenfield exploration potential that is not an immediate part of measured or indicated resources. Our company’s mineral rights are generally enforceable regardless of whether proven and probable reserves have been established. Our company has the ability and intent to renew mineral rights where the existing term is not sufficient to recover undeveloped mineral interests.

Capitalized amounts (including capitalized development costs) are also written down if future cash flows, including potential sales proceeds, related to the mineral property are estimated to be less than the property’s total carrying value. Management of our company reviews the carrying value of each mineral property periodically, and whenever events or changes in circumstances indicate that the carrying value may not be recoverable. Reductions in the carrying value of a property would be recorded to the extent that the total carrying value of the mineral property exceeds its estimated fair value. No write downs of mineral property interests were recorded in the periods ended April 30, 2008 and July 31, 2007.

Asset Retirement Obligations

In accordance with Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations (“SFAS 143”), the fair value of an asset retirement cost, and corresponding liability, should be recorded as part of the cost of the related long-lived asset and subsequently allocated to expense using a systematic and rational method. Our company will record an asset retirement obligation to reflect its legal obligations related to future abandonment of its oil and gas interests using estimated expected cash flow associated with the obligation and discounting the amount using a credit-adjusted, risk-free interest rate. At least annually, our company will reassess the obligation to determine whether a change in any estimated obligation is necessary. Our company will evaluate whether there are indicators that suggest the estimated cash flows underlying the obligation have materially changed. Should those indicators suggest the estimated obligation has materially changed, our company will accordingly update its assessment. At April 30, 2008, our company had not undertaken any drilling activity on its properties had not incurred significant reclamation obligations. As such, no asset retirement obligation accrual was made in the April 30, 2008 and July 31, 2007 financial statements.

Stock-based Compensation

Management has made significant assumptions and estimates determining the fair market value of stock-based compensation granted to employees and non-employees. These estimates have an effect on the stock-based compensation expense recognized and the additional paid-in capital and share capital balances on our company’s Balance Sheet. The value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model. For non-employees, such amount is revalued on a quarterly basis. To date, substantially all of our stock option grants have been to directors and employees. Increases in our share price will likely result in increased stock option compensation expense. The Black-Scholes option-pricing model requires the input of subjective assumptions, including the expected term of the option award and stock price volatility. The expected term of options granted for the purposes of the Black-Scholes calculation is the term of the award. Because our company has only recently become a mineral exploration company, the expected volatility is based on comparable junior mineral exploration companies who granted similar term options. These estimates involve inherent uncertainties and the application of management judgment. An expected forfeiture rate of nil was used in the recognition of compensation expense for those options not yet vested at April 30, 2008 and at July 31, 2007.

CHANGES IN AND DISAGREEMENTS WITH
ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On June 1, 2007, we decided to engage new auditors as our independent accountants to audit our financial statements. Our Board of Directors approved the change of accountants to BDO Dunwoody LLP. Accordingly, we dismissed Moore & Associates, on June 1, 2007.

During our most recent fiscal year, and any subsequent interim periods preceding the change in accountants, there were no disagreements with Moore & Associates on any matter of accounting principles or practices, financial statement disclosure, or auditing scope procedure. The report on the financial statements prepared by Moore & Associates, for the last fiscal year did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principals except that Moore & Associates, expressed in their report substantial doubt about our ability to continue as a going concern.

We have engaged the firm of BDO Dunwoody LLP, as of June 1, 2007. During the last two fiscal year and subsequent interim periods preceding their engagement, BDO Dunwoody LLP was not consulted on any matter relating to accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers, Promoters and Control Persons

All directors of our company hold office until the next annual meeting of the Shareholders or until their successors have been elected and qualified. The executive officers of our company are appointed by our board of directors and hold office until their death, resignation or removal from office. Our directors, executive officers and the executive officers of our operating subsidiaries, as well as the positions held, age and duration of appointment for such persons are as follows:

Name	Position Held with our Company	Age	Date First Elected or Appointed
William Tafuri	President, CFO, Secretary, Treasurer and a Director	66	January 16, 2007
H. Richard Klatt	Director	71	February 9, 2007
Siegfried Muessig	Director	89	February 3, 2007
James Malone	Director	55	February 3, 2007

Business Experience

The following is a brief account of the education and business experience of each director and executive officer during at least the past five years, indicating each person's principal occupation during the period, and the name and principal business of the organization by which he was employed.

William Tafuri, President, CFO, Secretary, Treasurer and Director

Mr. Tafuri is a registered professional geologist. Mr. Tafuri has over thirty years of diverse mining experience in precious and base metals, including management positions for major international mining companies.

Since 2004, Mr. Tafuri has served as the Vice President and Director of Operations for Centrasia Mining Corp, company listed on the TSX-Venture Exchange (TSX-V: CTM). During this time he has managed exploration projects throughout the western USA and Central Asia.

Since 2001, Mr. Tafuri has served as a consultant providing geologist services. During this time he managed coal exploration projects in Wyoming for Norwest Corporation. Additionally, he served as a consultant to private investors, evaluating mining properties in Kazakhstan and the western United States.

Mr. Tafuri received a PhD in Geology from the University of Utah, Salt Lake City, Utah. He also received a Masters of Science degree in Geology and a Bachelors of Science degree in Geology at the University of Nevada, Reno, Nevada.

H. Richard Klatt, Director

Mr. Klatt is a registered professional geologist. Mr. Klatt has developed and implemented exploration programs for precious and base metals, and other commodities for over 35 years in the United States, Canada, Mexico and Panama. From 2004 to 2006, Mr. Klatt served as a consultant providing mineral exploration geologist services. During this time he completed extensive lithology-logging for base and precious metals for a drill program at the south rim of the Bingham copper mine in Utah for Grand Central Silver Mines located in Carrollton, Texas. In mid-2006, he directed a 2,100 feet diamond drilling program for gold and cobalt in the Belt-Percell basin located in eastern Idaho, for Salmon River Resources of Vancouver, British Columbia. In mid-2006, he completed a 6,000 feet diamond drilling program for zinc in western Utah for Franconia Minerals Corp. located in Spokane, Washington. In early 2006, he directed a 6,000 m rotary drilling program for uranium in Western Colorado for U.S. Energy of Riverton, Wyoming. In early 2005, he researched opportunity for development of uranium resources in selected regions for Kennecott Exploration Company of Salt Lake City, Utah. In early 2004, he oversaw initial development drilling for vein-hosted base metals in the Zacatecas district, Zacatecas, Mexico, for Capstone Gold of Vancouver, British Columbia.

From 2000 to 2003, Mr. Klatt performed economic geology research. He pursued the study of the geology of platinum-group metals in anticipation of increasing future demand for these metals and subsequently assembled a comprehensive database of the geology of conventional and unconventional platinum-group metals and their global distribution that is self-published and sold in CD-ROM format as a guide for platinum-group exploration. Reviewed the geology of Mexico and identified exotic tectonostratigraphic terranes comprising Mexico that are permissive for discovery of gold and platinum and created a database of this information as a guide for exploration.

Mr. Klatt received a Bachelor of Science degree in Geology at the University of Illinois, Urbana, Illinois. He also completed course work in Carbonate Petrology at the University of Utah, Salt Lake City, Utah.

Siegfried Muessig, Director

Siegfried Muessig, PhD, has over 50 years of international experience in exploration, mining, and management. As vice president of Getty Mining Company he organized, staffed, and directed a worldwide exploration, acquisition, and mining organization of about 70 professionals. Before joining Getty, Mr. Muessig was Chief Geologist of U. S. Borax and was a mineral deposits geologist with the U. S. Geological Survey. Since the disbandment of Getty, he has been a senior advisor to major mining companies and as president of Crystal Exploration Inc. operated a diamond exploration program in the U.S. in joint venture with Dow Chemical and Ashton Mining Co. He is a past president of the Society of Economic Geologists, a Distinguished Member of the Society of Mining, Metallurgy, and Exploration (SME), a Fellow of the Geological Society of America and served on the Committee on Geology of the National Academy of Science. He is a Founding Member of the Division of Energy Minerals of the American Association of Petroleum Geologists, and served on the Uranium Advisory Committee of the American Mining Congress.

James Malone, Director

James Malone has more than 39 years of experience in the nuclear power industry. Mr. Malone is Vice Presidet, Nuclear Fuels for Exelon Generation since 1999. Mr. Malone is a member of the American Nuclear Society and is Past Chairman, Fuel Cycle Waste Management Division. Mr. Malone spent several years at SWUCO, Inc. as a SWU broker. Prior to SWUCO he was Manager of Economic Analysis at Yankee Atomic. Jim began his career in nuclear power as an engineer in the utility reactor core analysis section of the nuclear engineering department of United Nuclear Corporation. Mr. Malone received a B.S. in chemical engineering (nuclear), 1968 from Manhattan College, Bronx, New York and an M.B.A. in 1972 (Graduate School of Business Award for Academic Excellence) at the Iona College, New Rochelle, New York.

Family Relationships

There are no family relationships among our directors or officers.

Involvement in Certain Legal Proceedings

Our directors, executive officers and control persons have not been involved in any of the following events during the past five years:

1.	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

3.

being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4.

being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Corporate Governance

We currently act with four directors consisting of William Tafuri, Richard Klatt, Sigfried Muessig and James Malone. We have determined that Sigfried Muessig and James Malone are independent directors as defined by Nasdaq Marketplace Rule 4200(a)(15).

Transactions with Independent Directors

Other than as set out below, none of our independent directors entered into any transaction, relationship or arrangement, since the beginning of our year ended July 31, 2007, or in any currently proposed transaction, that was considered by our board of directors in determining whether the director maintained his independence in accordance with Nasdaq Marketplace Rule 4200(a)(15).

In consideration for acting as board members, we have agreed to reimburse Messrs. Muessig and Malone for out of pocket expenses incurred for attending board meetings. As additional consideration, we have granted to each of Messrs. Muessig and Malone, stock options to purchase up to 500,000 shares of the Company’s common stock exercisable at a price of $1.20 per share until December 3, 2012, which options vest according to the stock option agreement. The options are issued in accordance with the Company’s 2007 Stock Option Plan.

Audit Committee and Audit Committee Financial Expert

We have an audit committee and audit committee charter. Our audit committee is not independent as the term is used in Nasdaq Marketplace Rule 4200(a)(15), as amended and is presently comprised of H. Richard Klatt. A copy of our audit committee charter is attached to this Annual Report. The Audit Committee represents the Board of Directors in discharging its responsibility relating to the accounting, reporting and financial practices of the Company and its subsidiaries, and has general responsibility for oversight of internal controls, accounting and audit activities and legal compliance of the Company and its subsidiaries. However, the Audit Committee’s function is one of oversight only and shall not relieve the Company’s management of its responsibilities for preparing financial statements which accurately and fairly present the Company’s financial results and conditions or the responsibilities of the independent accountants relating to the audit or review of financial statements.

Currently we do not have a member in our Board of Directors who is considered as a “audit committee financial expert” as defined in SEC Release No. 33-8177 SEC. II(A)(4)(c).

Nominating Committee

We have nominating committee. Our nominating committee is presently comprised of H. Richard Klatt and Bill Tafuri. Neither director is independent as the term is used in Nasdaq Marketplace Rule 4200(a)(15). A copy of our nominating committee charter is an exhibit to this registration statement. The purpose of the Committee is to:

1.

Identify individuals qualified to become directors on the Board of the Company or any of its committees, consistent with criteria approved by the Board, and to select, or to recommend that the Board select, such director nominees, whether at the next annual meeting of the shareholders or otherwise.

2.

Periodically evaluate the qualifications and independence of each director on the Board or its various committees and recommend to the Board, as the Committee may deem appropriate, any recommended changes in the composition of the Board or any of its committees.

3.	Develop and recommend to the Board corporate governance principles applicable to the Company.

4.	Annually assess the performance of the Board.

5.	Take such other actions within the scope of this Charter as the Board may assign to the Committee from time to time or as the Committee deems necessary or appropriate.

The Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section VII below of this Charter.

The basic responsibility of the directors of the Committee is to exercise their business judgment to act in what they reasonably believe to be in the best interests of the Company and its shareholders. In discharging that responsibility, the Committee should be entitled to rely on the honesty and integrity of the Company’s senior executives and its outside advisors and auditors, to the extent it deems necessary or appropriate.

Code Of Ethics

We adopted a Code of Ethics applicable to all of our directors, officers, employees and consultants, which is a "code of ethics" as defined by applicable rules of the SEC. Our Code of Ethics is attached to this report. If we make any amendments to our Code of Ethics other than technical, administrative, or other non-substantive amendments, or grant any waivers, including implicit waivers, from a provision of our Code of Ethics to our chief executive officer, chief financial officer, or certain other finance executives, we will disclose the nature of the amendment or waiver, its effective date and to whom it applies in a Current Report on Form 8-K filed with the SEC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of August 21, 2008, certain information with respect to the beneficial ownership of our company's common stock by each stockholder known by us to be the beneficial owner of more than 5% of our common stock and by each of our current directors and executive officers and the directors and executive officers of our operating subsidiaries. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated. A person is deemed to be a beneficial owner of any securities of which the person has the right to acquire beneficial ownership within 60 days.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Class
Directors and Officers
H. Richard Klatt 951 East 8800 South Sandy, UT 84094	525,000[2]	Direct	1.02%
James Malone 1474 Radcliff Lane Aurora, IL 60502	125,000[3]	Direct	0.24%
Siegfried Muessig 1097 Charles Street Pasadena, CA 91103	125,000[4]	Direct	0.24%
William Tafuri 5020 N. Silver Springs Road Park City, UT 84098	2,225,000[5]	Direct	4.32%
Directors and Executive Officers as a Group	3,000,000		5.84%
Holders of More than 5% of our Common Stock
Cede & Co Box #20 Bowling Green Station New York, NY 10004	28,177,600	Direct	54.81%
Juniper Ridge LLC 2420 Watt Ct Riverton WY 82501	9,000,000 [6]	Direct	17.7%

1 Percentage of ownership is based on 51,413,768 common shares issued and outstanding as of August 21, 2008.
2 Total includes 400,000 common shares and 125,000 stock options exercisable within 60 days.
3 Total includes 125,000 stock options exercisable within 60 days.
4 Total includes 125,000 stock options exercisable within 60 days.
5 Total includes 2,100,000 common shares and 125,000 stock options exercisable within 60 days.
6 Strathmore Minerals Corp. holds voting and dispositive power over these shares.

Changes in Control

We are unaware of any contract or other arrangement the operation of which may at a subsequent date result in a change of control of our company.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Except as described below, no director, executive officer, principal shareholder holding at least 5% of our common shares, or any family member thereof, had any material interest, direct or indirect, in any transaction, or proposed transaction, since the beginning of the period ended July 31, 2007, or in any currently proposed transaction, in which the amount involved in the transaction exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at the year end for the last three completed fiscal years.

On April 24, 2007, we entered into an Employment Agreement with Hamish Malkin. Pursuant to the Employment Agreement we have agreed to pay Mr. Malkin the sum of $3,000 per month and to grant Mr. Malkin, 200,000 incentive stock options at an exercise price of $3.00 per share, exercisable for a period of 5 years.

We have entered into joint venture agreements with Strathmore Minerals Corp. and its US subsidiary Strathmore Resources (US) Ltd. for the acquisition of our interests in the Jeep, Sky and Juniper Ridge Projects described above under “Description of Property”. Strathmore presently holds 9,000,000 shares of our common stock representing 17.7% of our issued and outstanding common stock. David Miller, a former member of our board of directors also serves as President, Chief Operating Officer and as a Director of Strathmore Minerals Corp.

For the fiscal year ended July 31, 2007, we paid or accrued management fees of $9,000 to an officer of our company (2006 - $Nil) and $1,200 to a director of our company (2006 - $Nil). These transactions were in the normal course of operations and were measured at the exchange amount which represented the amount of consideration established and agreed to by the related parties.

We have granted to each of Messrs. Muessig and Malone, stock options to purchase up to 500,000 shares of the Company’s common stock exercisable at a price of $1.20 per share until December 3, 2012, which options vest according to the stock option agreement. The options are issued in accordance with the Company’s 2007 Stock Option Plan.

EXECUTIVE COMPENSATION

The particulars of compensation paid to the following persons:

(a)	our principal executive officer;

(b)	each of our two most highly compensated executive officers who were serving as executive officers at the year ended July 31, 2007; and

(c)

any additional individuals for whom disclosure would have been provided under (b) but for the fact that the individual was not serving as our executive officer at the end of the most recently completed financial year;

who we will collectively refer to as the named executive officers, are set out in the following summary compensation table.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensa- tion ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensa -tion ($)	Total ($)
William Tafuri President, CFO, Treasurer & Secretary	2007	Nil	Nil	Nil	476,550	Nil	Nil	Nil	476,550
Hamish Malkin CFO(4)	2007	Nil	Nil	Nil	142,948	Nil	Nil	9,000	142,948
Bijan Jiany(1) former Secretary, Treasurer & CFO(1)	2007	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil
David Heel(2) former President	2007	Nil	Nil	Nil	Nil	Nil	Nil	Nil	Nil

(1)Mr. Jiany resigned as a director and officer on January 16, 2007.
(2) Mr. Heel resigned as a director and officer on February 16, 2007.
(3) The determination of value of option awards is based upon the Black-Scholes Option pricing model, details and assumptions of which are set out in Note 5 to our financial statements included in this Annual Report.
(4) Mr. Malkin resigned as an officer on April 2, 2008.

There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. Our directors and executive officers may receive stock options at the discretion of our board of directors in the future. We do not have any material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of our board of directors from time to time. We have no plans or arrangements in respect of remuneration received or that may be received by our executive officers to compensate such officers in the event of termination of employment (as a result of resignation, retirement, change of control) or a change of responsibilities following a change of control.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth for each named executive officer certain information concerning the outstanding equity awards as of July 31, 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
William Tafuri President, CFO, Secretary & Director	125,000	375,000	Nil	$2.70	Mar 16, 2012	Nil	Nil	Nil	Nil
Hamish Malkin, CFO.	50,000	150,000	Nil	$3.00	Apr 12, 2012	Nil	Nil	Nil	Nil
Bijan Jiany, former Secretary, Treasurer and CFO	Nil	Nil	Nil	N/A	N/A	Nil	Nil	Nil	Nil
David Heel, former President	Nil	Nil	Nil	N/A	N/A	Nil	Nil	Nil	Nil

Aggregated Options Exercised in the Year Ended July 31, 2007 and Year End Option Values

There were no stock options exercised during the year ended July 31, 2007.

Repricing of Options/SARS

We did not reprice any options previously granted during the year ended July 31, 2007.

Director Compensation

The particulars of compensation paid to our directors for our year ended July 31, 2007, is set out in the following director compensation table:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
William Tafuri	Nil	Nil	476,560	Nil	Nil	Nil	476,550
H. Richard Klatt	Nil	Nil	476,550	Nil	Nil	Nil	476,550
Robert A. Rich	Nil	Nil	476,550	Nil	Nil	Nil	476,550
David Miller	Nil	Nil	476,550	Nil	Nil	Nil	476,550

During the fiscal year ended July 31, 2007, there were no standard or other arrangements pursuant to which any of our directors were compensated for services provided in their capacity as directors. During the year ended July 31, 2007, we granted 500,000 stock options to each of our four directors, exercisable at $2.70 per share until expiry in March 16, 2012. These stock options vest 25% on the date of grant with 25% vesting at the end of each succeeding year for three years after the grant.

On December 3, 2007, upon their appointment as directors, we granted 500,000 stock options to each of Mr. Siegfried Muessig and Mr. James Malone exercisable at $1.20 per share until their expiry on December 3, 2012. The options vest 25% on the date of grant with 25% vesting at the end of each succeeding year for three years after the grant.

We currently have no formal plan for compensating our directors for their services in their capacity as directors, although we may elect to issue additional stock options to such persons in the future. Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors. Our board of directors may award special remuneration to any director undertaking any special services on our behalf other than services ordinarily required of a director.

Employment Contracts

Other than as described below, we are not party to any employment contracts with our directors and officers.

On April 24, 2007, we entered into an Employment Agreement with Hamish Malkin. Pursuant to the Employment Agreement we have agreed to pay Mr. Malkin the sum of $3,000 per month and to grant Mr. Malkin 200,000 incentive stock options at an exercise price of $3.00 per share, exercisable for a period of 5 years.

2007 Stock Option Plan

On May 10, 2007, we established our 2007 Stock Option Plan (the “2007 Plan”). The purpose of the 2007 Plan is to enhance the long-term stockholder value of the Company by offering opportunities to our directors, officers, employees and eligible consultants and any entity that directly or indirectly is in control of or is controlled by the Company (a “Related Company”) to acquire and maintain stock ownership in the Company in order to give these persons the opportunity to participate in our growth and success, and to encourage them to remain in our service or a Related Company.

The 2007 Plan is administered by our Board of Directors or by a committee of two or more non-employee directors appointed by our Board of Directors (the "Plan Administrator"). Subject to the provisions of the 2007 Plan, the Plan Administrator has full and final authority to grant the awards of stock options and to determine the terms and conditions of the awards and the number of shares to be issued pursuant thereto. Options granted under the 2007 Plan may be either "incentive stock options," which qualify for special tax treatment under the Internal Revenue Code of 1986, as amended, (the "Code"), nonqualified stock options or restricted shares.

All of our employees and members of our Board of Directors are eligible to be granted options. Individuals who have rendered or are expected to render advisory or consulting services to us are also eligible to receive options. The maximum number of shares of our Common Stock with respect to which options or rights may be granted under the 2007 Plan to any participant is 5,000,000 shares.

The exact terms of the option granted are contained in an option agreement between us and the person to whom such option is granted. Eligible employees are not required to pay anything to receive options. The exercise price for incentive stock options must be no less than the fair market value of the Common Stock on the date of grant. The exercise price for nonqualified stock options is determined by the Plan Administrator in its sole and complete discretion. An option holder may exercise options from time to time, subject to vesting. Options will vest immediately upon death or disability of a participant and upon certain change of control events.

The Plan Administrator may amend the 2007 Plan at any time and in any manner, subject to the following: (1) no recipient of any award may, without his or her consent, be deprived thereof or of any of his or her rights thereunder or with respect thereto as a result of such amendment or termination; and (2) any outstanding incentive stock option that is modified, extended, renewed, or otherwise altered must be treated in accordance with Section 424(h) of the Code.

All awards granted under the 2007 Plan expire 10 years from the date of grant, or such shorter period as is determined by the Plan Administrator. No option is exercisable by any person after such expiration. If an award expires, terminates or is cancelled, the shares of our Common Stock not purchased thereunder may again be available for issuance under the 2007 Plan.

We have not yet filed a registration statement under the Securities Act of 1933 to register the shares of our Common Stock reserved for issuance under the 2007 Plan.

WHERE YOU CAN FIND MORE INFORMATION

We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission.

We also have filed with the Securities and Exchange Commission a registration statement on Form S-1, under the Securities Act of 1933 with respect to the securities offered under this prospectus. This prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract or other document of our company, the references are not necessarily complete and you should refer to the actual documents attached or incorporated by reference as exhibits to the registration statement. at the Securities and Exchange Commission's public reference room.

You may review a copy of the registration statement any other materials we file with the Securities and Exchange Commission over the Internet at the Security Exchange Commission's website at http://www.sec.gov. You may also view them at the Securities and Exchange Commission's public reference room at 100 F Street N.E., Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-732-0330 for further information on the operation of the public reference rooms.

No finder, dealer, sales person or other person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by our company. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date of this prospectus.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. No expenses shall be borne by the selling stockholder. All of the amounts shown are estimates, except for the Securities and Exchange Commission Registration Fees.

SEC registration fees	$536
Printing and engraving expenses	$2,000	(1)
Accounting fees and expenses	$8,000	(1)
Legal fees and expenses	$30,000	(1)
Transfer agent and registrar fees	$2,000	(1)
Miscellaneous	$5,000	(1)
Total	$47,536

(1)	We have estimated these amounts

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Nevada corporation law provides that:

-

a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful;

-

a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper; and

-

to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

We may make any discretionary indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

-	by our Shareholders;

-	by our board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

-	if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion;

-	if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion; or

-	by court order.

Our Bylaws provide we have the power to indemnify, to the greatest allowable extent permitted under the General Corporate Laws of Nevada, each director, officer, employee and agent and all other persons whom our company is authorized to indemnify under the provisions of the Nevada Revised Statutes to the fullest extent of the law (i) against all the expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the individual in connection with any action, suit or proceeding, whether civil, criminal, administrative, investigative, or in connection with any appeal therein, or otherwise, and (ii) against all expenses (including attorneys' fees) actually and reasonably incurred by the individual in connection with the defense or settlement of any action or suit by or in the right of the company, or in connection with any appeal therein, or otherwise, if the individual acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of our company, and with respect to any criminal action or proceeding, had no reasonable cause to believe that such conduct was unlawful. Our company may, in our discretion, pay the expenses (including attorneys' fees) incurred in defending any proceeding in advance of any final disposition, provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under our Bylaws or otherwise. Such expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as our board of directors deems appropriate.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of our company under Nevada law or otherwise, we have been advised the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a director, officer or controlling person of our company in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

RECENT SALES OF UNREGISTERED SECURITIES

The following sets forth certain information concerning securities which were sold or issued by us during the last three fiscal years without the registration of these securities under the Securities Act of 1933 in reliance on exemptions from such registration requirements.

1.

On December 3, 2007, we granted stock options to our directors, Mr. Siegfried Muessig and Mr. James Malone, to purchase an aggregate of 1,000,000 shares of our common stock at an exercise price of $1.20 per share, exercisable until December 3, 2012. The options are subject to vesting provisions as set forth in the stock option agreements dated December 3, 2007

2.	On June 15, 2007, we granted up to 75,000 stock options exercisable for five years at an exercise price of $1.85 per share to Carson Seabolt, pursuant to a consulting agreement.

3.

On April 24, 2007 we granted stock options to our chief financial officer for the option to purchase an aggregate of 200,000 shares of our common stock at an exercise price of $3.00 per share, exercisable until April 24, 2012. The options are subject to vesting provisions as set forth in the stock option agreements dated April 24, 2007.

4.

On April 13, 2007, we granted stock options to a consultant for the option to purchase an aggregate of 100,000 shares of our common stock. The options are exercisable at a price of $3.05 per share until April 13, 2012. The options are subject to vesting provisions as set forth in each of the stock option agreements

5.

On March 16, 2007, we granted stock options to six of our directors, officers and employees entitling them to purchase an aggregate of 2,225,000 shares of our common stock. The options are exercisable at a price of $2.70 per share until March 16, 2012. The options are subject to vesting provisions as set forth in each of the stock option agreements.

6.	On March 14, 2007 we issued 9,000,000 common shares to Strathmore Minerals Corp. to earn an 80% interest in the Juniper Ridge Project under the Option and Joint Venture Agreement described above.

7.	In connection with our recent private placements, on March 1, 2007, we issued 221,625 shares at a deemed price of $1.00 per share and paid the sum of $221,625 as payment of outstanding finder’s fees.

8.

On February 28, 2007, we closed a private placement consisting of 1,770,000 units of our securities at a price of US$1.00 per unit for gross proceeds of $1,770,000. Each unit consists of one common share in the capital of our company and one-half of one common share purchase warrant, with each whole warrant entitling the holder to purchase one share of our common stock at a price of US$1.50 per share for a period of two years. The funds were used for working capital purposes and to help meet our obligations under our joint venture agreements.

9.

On February 20, 2007, we closed a private placement consisting of 4,140,000 units of our securities at a price of US$1.00 per unit for gross proceeds of $4,140,000. Each unit consists of one common share in the capital of our company and one-half of one common share purchase warrant, with each whole warrant entitling the holder to purchase one share of our common stock at a price of US$1.50 per share for a period of two years. The funds were used for working capital purposes and to help meet our obligations under our joint venture agreements.

10.

On July 25, 2006 we accepted subscription agreements that sold 1,060,000 common shares to 35 subscribers at an offering price of $0.05 per share for gross offering proceeds of $53,000. This was an offshore transaction pursuant to Regulation S of the Securities Act.

11.

Mr. David Heel and Mr. Bijan Jiany each purchased by subscription 1,000,000 shares of common stock respectively from our company on March 23, 2006 for $0.001 per share or aggregate proceeds of $2,000. No underwriters were used, and no commissions or other remuneration was paid. The securities were sold in an offshore transaction relying on Rule 903 of Regulation S of the Securities Act of 1933. Mr. Heel and Bijany are not U.S. persons as that term is defined in Regulation S. No directed selling efforts were made in the United States by our company, any distributor, any of their respective affiliates or any person acting on behalf of any of the foregoing.

EXHIBITS AND FINANCIAL STATEMENTS AND SCHEDULES

Financial Statements and Schedules

The following audited financial statements pertaining to Yellowcake Mining Inc. are filed as part of this registration statement:

Report of Independent Chartered Accountants dated October 31, 2007, except as to Note 12 which is dated on July 31, 2008

Report of Independent Chartered Accountants dated September 20, 2006

Balance Sheets as at July 31, 2007 and July 31, 2006

Statement of Operations for March 23, 2006 (Inception) to July 31, 2007

Statement of Cash Flows for March 23, 2006 (Inception) to July 31, 2007

Statement of Changes in Stockholders Equity for March 23, 2005 (Inception) to July 31, 2007

Notes to the Financial Statements

The following unaudited financial statements pertaining to Yellowcake Mining Inc. are filed as part of this registration statement:

Balance Sheet as at April 30, 2008

Statements of Operations for March 23, 2006 (Inception) to April 30, 2008

Statements of Cash Flows for March 23, 2006 (Inception) to April 30, 2008

Statement of Changes in Stockholders Equity for March 23, 2006 (Inception) to April 30, 2008

Notes to the Financial Statements

Item 7. Financial Statements.

YELLOWCAKE MINING INC.
(Formerly Hoopsoft Development Corp.)
(A Development Stage Company)

FINANCIAL STATEMENTS
(Restated)
(Expressed in United States Dollars)

JULY 31, 2007

Report of Independent Registered Public Accounting Firm

To the Directors and Stockholders of
Yellowcake Mining Inc.
(A Development Stage Company)

We have audited the accompanying balance sheet of Yellowcake Mining Inc. (A Development Stage company, formerly known as Hoopsoft Development Corp.) as of July 31, 2007, and the related statements of operations, cash flows and changes in stockholders’ equity for the year then ended.  We have also audited the statements of operations, cash flows and changes in stockholders’ equity for the period from inception (March 23, 2006) to July 31, 2007, except that we did not audit these financial statements for the period from inception (March 23, 2006) through July 31, 2006; those statements were audited by other auditors whose report dated September 20, 2006 expressed an unqualified opinion on those statements.  These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.  Our opinion, insofar as it relates to the amounts for the period from inception (March 23, 2006) through July 31, 2006, is based solely on the report of the other auditors.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of Yellowcake Mining Inc. at July 31, 2007, and the results of its operations and its cash flows for the year then ended and for the period from inception (March 23, 2006) to July 31, 2007, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company had an accumulated deficit of $4,130,668 at July 31, 2007 and incurred a net loss for the year then ended of $4,121,534.  These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The financial statements as of July 31, 2007 and for the year then ended have been restated to correct errors in the accounting for the stock based compensation as described in Note 12.

/s/ BDO Dunwoody LLP

Chartered Accountants

Vancouver, Canada
October 31, 2007, except as to Note 12 which is dated on July 31, 2008

MOORE & ASSOCIATES, CHARTERED
    ACCOUNTANTS AND ADVISORS
         PCAOB REGISTERED

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Hoopsoft Development Corp. (A Development Stage Company)
Las Vegas, Nevada

We have audited the accompanying balance sheet of Hoopsoft Development Corp. (A Development Stage Company) as of July 31, 2006, and the related statements of operations, stockholders' equity and cash flows from inception March 23, 2006, through July 31, 2006, and the period then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hoopsoft Development Corp (A Development Stage Company) as of July 31, 2006 and the results of its operations and its cash flows from inception March 23, 2006, through July 31, 2006 and the period then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company's net losses of $9,134 as of July 31, 2006 raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Moore & Associates, Chartered
-------------------------------------------
Moore & Associates Chartered
Las Vegas, Nevada
September 20, 2006

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146
(702) 253-7511 Fax (702) 253-7501

YELLOWCAKE MINING INC.
(Formerly Hoopsoft Development Corp.)
(A Development Stage Company)
BALANCE SHEETS
(Expressed in US dollars)

	July 31,	July 31,
	2007	2006
	(Restated – Note 12)
ASSETS

Current
Cash	$4,698,327	$47,216
Receivables	2,489	-
Prepaid expenses	70,170	150

Total current assets	4,770,986	47,366

Mineral rights (Note 3)	10,257,143	-

Total assets	$15,028,129	$47,366

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current
Accounts payable and accrued liabilities (Note 11)	$833,019	$1,500
Due to Strathmore Minerals Corp. (Note 4)	90,421	-
	923,440	1,500

Stockholders’ Equity

Common stock, 750,000,000 shares authorized with a	50,932	91,800
par value of $0.001 (issued: July 31, 2007 –
50,931,625; July 31, 2006 – 91,800,000)
Additional paid-in (distribution of) capital	18,184,425	(36,800)
Deficit accumulated during the exploration stage	(4,130,668)	(9,134)

Total stockholders’ equity	14,104,689	45,866

Total liabilities and stockholders’ equity	$15,028,129	$47,366

Nature of Operations and Ability to Continue as a Going Concern (Note 1)

The accompanying notes are an integral part of these financial statements.

YELLOWCAKE MINING INC.
(Formerly Hoopsoft Development Corp.)
(A Development Stage Company)
STATEMENTS OF OPERATIONS
(Expressed in US dollars)

	Year	Inception	Inception
	Ended	(March 23,	(March 23,
	July 31,	2006 ) to July	2006) to July
	2007	31, 2006	31, 2007
	(Restated –		(Restated –
	Note 12 )		Note 12)
Expenses
Consulting fees (Note 5)	$346,902	$-	$346,902
General and administrative	73,687	7,534	81,221
Investor relations and communication	101,806	1,600	103,406
Management fees (Note 5)	2,070,082	-	2,070,082
Mineral property interests (Note 3)	665,421	-	665,421
Financing costs (Note 11)	709,200	-	709,200
Professional fees	194,353	-	194,353

Loss from operations	(4,161,451)	(9,134)	(4,170,585)
Interest income	39,917	-	39,917

Net Loss	$(4,121,534)	$(9,134)	$(4,130,668)

Basic and diluted loss per share	$(0.05)	$(0.00)

Weighted average number of shares outstanding	76,465,969	48,812,766

The accompanying notes are an integral part of these financial statements.

YELLOWCAKE MINING INC.
(Formerly Hoopsoft Development Corp.)
(A Development Stage Company)
STATEMENTS OF CASH FLOWS
(Expressed in US dollars)

		Inception	Inception
		(March 23,	(March 23,
	Year Ended	2006) to July	2006) to July
	July 31, 2007	31, 2006	31, 2007
	(Restated –		(Restated –
	Note 12)		Note 12)
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(4,121,534)	$(9,134)	$(4,130,668)
Adjustments to reconcile net loss to cash used in
operating activities:
Stock-based compensation	2,370,719	-	2,370,719
Changes in assets and liabilities:
Receivables	(2,489)	-	(2,489)
Prepaid expenses	(70,020)	(150)	(70,170)
Due to Strathmore Minerals Corp.	90,421	-	90,421
Accounts payable and accrued liabilities	831,519	1,500	833,019
Net cash used in operating activities	(901,384)	(7,784)	(909,168)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of capital stock	5,652,495	55,000	5,707,495
Net cash provided by financing activities	5,652,495	55,000	5,707,495

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of mineral rights	(100,000)	-	(100,000)
Net cash used in investing activities	(100,000)	-	(100,000)

Change in cash during the period	4,651,111	47,216	4,698,327

Cash, beginning of period	47,216	-	-

Cash, end of period	$4,698,327	$47,216	$4,698,327

Cash paid for income taxes during the period	$-	$-

Supplemental Disclosure with respect to Cash flows (Note 10)

The accompanying notes are an integral part of these financial statements.

YELLOWCAKE MINING INC.
(Formerly Hoopsoft Development Corp.)
A Development Stage Company)
STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
For the Period from March 23, 2006 (Date of Inception) to July 31, 2007
(Expressed in US dollars)

				Deficit
			Additional	Accumulated
	Number of		Paid-in	During the	Total
	common	Par	(distribution	Exploration	Stockholders’
	shares	Value	of) Capital	stage	Equity

			(Restated –	(Restated –	(Restated –
			Note 12)	Note 12)	Note 12)
Balance, March 23, 2006
(date of inception)	-	$-	$-	$-	$-
Shares issued:
Initial capitalization	60,000,000	60,000	(58,000)	-	2,000
Private placement	31,800,000	31,800	21,200	-	53,000
Net loss for the period	-	-	-	(9,134)	(9,134)

Balance, July 31, 2006	91,800,000	91,800	(36,800)	(9,134)	45,866
Shares issued:
Private placements (Note 5)	6,131,625	6,132	5,903,868	-	5,910,000
Acquisition of mineral rights (Note 5)	9,000,000	9,000	10,148,143	-	10,157,143
Shares returned to treasury (Note 5)	(56,000,000)	(56,000)	56,000	-	-
Share issue costs (Note 5)	-	-	(257,505)	-	(257,505)
Stock-based compensation (Note 5)	-	-	2,370,719	-	2,370,719
Net loss for the year	-	-	-	(4,121,534)	(4,121,534)

Balance, July 31, 2007	50,931,625	$50,932	$18,184,425	$(4,130,668)	$14,104,689

On January 23, 2007, the Company effected a 30:1 forward stock split of the authorized, issued and outstanding common stock (Note 5). All share and per share amounts have been retroactively adjusted for all periods presented.

The accompanying notes are an integral part of these financial statements.

YELLOWCAKE MINING INC.
(Formerly Hoopsoft Development Corp.)
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
July 31, 2007 (Expressed in US dollars)

1.	NATURE OF OPERATIONS AND ABILITY TO CONTINUE AS A GOING CONCERN

The Company was incorporated in the State of Nevada on March 23, 2006 under the name Hoopsoft Development Corp. The Company entered into an agreement and plan of merger (the “Merger Agreement”) dated January 9, 2007 with Yellowcake Mining Inc., a Nevada corporation and wholly-owned subsidiary of Hoopsoft Development Corp., incorporated for the sole purpose of effecting the merger. Pursuant to the terms of the Merger Agreement, Yellowcake Mining Inc. merged with and into Hoopsoft Development Corp., with Hoopsoft Development Corp. carrying on as the surviving corporation under the name “Yellowcake Mining Inc.” The Company is a development stage Company, as defined by Statement of Financial Accounting Standard (“SFAS”) No.7 “Accounting and Reporting by Development Stage Enterprises”.

Initial operations included capital formation, organization, target market identification and marketing plans. Management was planning to develop downloadable videos and a website for educational and instructional use by young teens. In January, 2007 the Company changed its primary business to that of mineral exploration in Wyoming and Texas, USA (Note 3).

These financial statements have been prepared on a going concern basis, which assumes the Company will continue to realize its assets and discharge its liabilities and commitments in the normal course of business. The Company has not generated revenues and has accumulated losses of $4,130,668 since inception and is unlikely to generate earnings in the immediate or foreseeable future. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to achieve its operating objectives, confirmation of the Company’s interests in the underlying properties and the attainment of profitable operations. Management cannot provide assurances that such plans will occur. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

These financial statements are presented in accordance with accounting principles generally accepted in the United States, and are expressed in US dollars.

Use of Estimates

The preparation of financial statements in accordance with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses in the reporting period. The Company regularly evaluates estimates and assumptions related to deferred income tax asset valuations, asset impairment, stock based compensation and loss contingencies. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

YELLOWCAKE MINING INC.
(Formerly Hoopsoft Development Corp.)
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
July 31, 2007 (Expressed in US dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Basic and Diluted Loss Per Share

The Company computes its net loss per share in accordance with SFAS No. 128, “Earnings per Share”. SFAS No. 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common stockholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. For the year ended July 31, 2007, potentially dilutive common shares relating to options and warrants outstanding totalling 5,555,000 (2006 - Nil) were not included in the computation of loss per share because the effect was anti-dilutive.

Mineral Rights and Mineral Property Interests

Mineral rights includes the cost of advance minimum royalty payments, the cost of capitalized property leases, and the cost of property acquired either by cash payment, the issuance of term debt or common shares. Expenditures for exploration on specific properties with no proven reserves are written off as incurred. Mineral rights will be amortized against future revenues or charged to operations at the time the related property is determined to have impairment in value.

The Company also considers the provisions of EITF 04-02 “Whether Mineral Rights are Tangible or Intangible Assets” which concluded that mineral rights are tangible assets.

Asset retirement obligations

The Company records the fair value of the liability for closure and removal costs associated with the legal obligations upon retirement or removal of any tangible long-lived assets in accordance with Statements of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations". The initial recognition of any liability will be capitalized as part of the asset cost and depreciated over its estimated useful life. To date, the Company has not incurred any asset retirement obligations.

Impairment of long-lived assets

Long-lived assets are continually reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets.

Foreign Currency Translation

The Company’s functional and reporting currency is the United States dollar. Monetary assets and liabilities denominated in foreign currencies are translated in accordance with SFAS No. 52 “Foreign Currency Translation”, using the exchange rate prevailing at the balance sheet date. Gains and losses arising on settlement of foreign currency denominated transactions or balances are included in the determination of income. Foreign currency transactions are primarily undertaken in Canadian dollars. The Company has not, to the date of these financials statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

YELLOWCAKE MINING INC.
(Formerly Hoopsoft Development Corp.)
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
July 31, 2007 (Expressed in US dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Stock-based Compensation

The Company records stock-based compensation in accordance with SFAS No. 123R “Accounting for Stock- based Compensation” (“SFAS 123R”), and applies the recommendations of this standard using the modified prospective method. Under this application, the Company is required to record compensation expense, based on the fair value of the awards, for all awards granted after the date of the adoption and for the unvested portion of previously granted awards that remain outstanding as at the date of adoption. Prior to the adoption of SAFS 123R, the Company did not issue any compensation awards.

Recent Accounting Pronouncements

In February 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB Statement No. 115”. This statement permits entities to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of SFAS No. 159 apply only to entities that elect the fair value option. However, the amendment to SFAS No. 115 “Accounting for Certain Investments in Debt and Equity Securities” applies to all entities with available-for-sale and trading securities. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of SFAS No. 157, “Fair Value Measurements”. The adoption of this statement is not expected to have a material effect on the Company’s financial statements.

In September 2006, the Securities Exchange Commissions (SEC) issued Staff Accounting Bulletin (“SAB”) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” SAB No. 108 addresses how the effects of prior year uncorrected misstatements should be considered when quantifying misstatements in current year financial statements. SAB No. 108 requires companies to quantify misstatements using a balance sheet and income statement approach and to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative and qualitative factors. SAB No. 108 is effective for periods ending after November 15, 2006. The adoption of this statement did not have a material effect on the Company’s reported financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. The objective of SFAS No. 157 is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements. SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. The provisions of SFAS No. 157 are effective for fair value measurements made in fiscal years beginning after November 15, 2007. The adoption of this statement is not expected to have a material effect on the Company’s future reported financial position or results of operations.

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statements No. 109”. FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing a two-step method of first evaluating whether a tax position has met a more likely than not recognition threshold and second, measuring that tax position to determine the amount of benefit to be recognized in the financial statements. FIN 48 provides guidance on the presentation of such positions within a classified statement of financial position as well as on derecognition, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of this statement is not expected to have a material effect on the Company’s future reported financial position or results of operations.

YELLOWCAKE MINING INC.
(Formerly Hoopsoft Development Corp.)
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
July 31, 2007 (Expressed in US dollars)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent Accounting Pronouncements (continued)

In December 2006, the Financial Accounting Standards Board (“FASB”) issued a FASB Staff Position Emerging Issues Task Force (“EITF”) Issue No. 00-19-2, “Accounting for Registration Payment Arrangements” (“FSP No. EITF 00-19-2”), which addresses an issuer’s accounting for registration payment arrangements. FSP No. EITF 00-19-2 specifies that the contingent obligation to make future payments or otherwise transfer consideration under a registration payment arrangement, whether issued as a separate agreement or included as a provision of a financial instrument or other agreement, should be separately recognized and measured in accordance with FASB Statement No. 5 “Accounting for Contingencies”. The guidance in FSP No. EITF 00-19-2 amends FASB Statements No. 133, “Accounting for Derivative Instruments and Hedging Activities”, and No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”, and FASB Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness to Others”, to include scope exceptions for registration payment arrangements. FSP No. EITF 00-19-2 also requires additional disclosure regarding the nature of any registration payment arrangements, alternative settlement methods, the maximum potential amount of consideration and the current carrying amount of the liability, if any. This pronouncement is effective immediately for registration payment arrangements and the financial instruments subject to those arrangements that are entered into or modified subsequent to the date of issue of this FSP. For registration payment arrangements and financial instruments subject to those arrangements that were entered into prior to the issuance of this FSP, this is effective for financial statements issued for fiscal years beginning after December 15, 2006, and interim periods within those fiscal years. Early adoption of this FSP for interim or annual periods for which financial statements or interim reports have not been issued is permitted. Retrospective application of the guidance in this FSP to financial statements for earlier interim or annual periods presented is not permitted.

The Company adopted the requirements of FSP EITF No. 00-19-2 during the year ended July 31, 2007 in respect to registration rights attached to certain private placements completed in the year (Note 11).

3.	MINERAL RIGHTS

On March 14, 2007, the Company entered into an option and joint venture agreement with Strathmore Minerals Corp. (“Strathmore”) on the Baggs, Juniper Ridge Project properties located in Wyoming. The Company will be granted sole and exclusive rights to earn-in an 80% interest in the properties. Under the terms of the agreement, the Company must make cash payments of $500,000 in various stages as follows: $100,000 upon closing of the option agreement (paid) and $100,000 on each of the first, second, third and fourth anniversary. The Company also issued 9,000,000 shares of common stock to Strathmore upon closing of the agreement. The Company must also incur expenditures of $1,600,000 per year for a period of 5 years for a total commitment of $8,000,000. The Company will earn 40% of the optioned interest upon spending $4,000,000. The Company will earn the remaining 40% of the optioned interest by spending an additional $4,000,000 during the 5-year term and by paying a royalty of 3% on the optioned portion on all future production.

The Company will also finance the evaluation of the Strathmore Texas Database regarding uranium prospects in Texas by paying $25,000 on closing of the agreement (paid), spending $440,000 for a minimum of one year to finance the cost of evaluating the Texas Database, and incurring the first $500,000 in costs to acquire mining leases to any properties identified from the evaluation. Subsequently, the Company and Strathmore Minerals Corp. will be 50/50 partners in the development of the identified targets resulting from the database.

The agreement contained certain conditions, including the Company’s raising $4,000,000 in an equity financing and the cancelling of 56,000,000 shares of common stock held by a Director of the Company (Note 5). Strathmore subsequently became a related party to the Company when its president was appointed a director of the Company.

YELLOWCAKE MINING INC.
(Formerly Hoopsoft Development Corp.)
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
July 31, 2007 (Expressed in US dollars)

3.	MINERAL RIGHTS (continued)

The Company entered into an option and joint venture agreement with Strathmore Resources (US) Ltd., a related party under a common director, to explore, develop and mine the Jeep property located in Gas Hills, Freemont County, Wyoming. Under the agreement, the Company has sole and exclusive rights from Strathmore Resources (US) Ltd. to earn-in a 60% interest in the Jeep property in consideration of the Company’s incurring a total of $10,000,000 in expenditures on the Jeep property. The first expenditures in the amount of $250,000 must be met on or before September 29, 2008, with additional expenditures of: $1,250,000 to be expended during the twelve months ended September 29, 2009, $1,500,000 to be expended during the twelve months ended September 29, 2010, $2,000,000 to be expended during the twelve months ended September 29, 2011, $2,000,000 to be expended during the twelve months ended September 29, 2012 and $3,000,000 to be expended during the twelve months ended September 29, 2013. The agreement was effective July 31, 2007. The Company has recorded certain exploration expenditures made prior to July 31, 2007 under a binding letter of intent.

The Company entered into an option and joint venture agreement with Strathmore Resources (US) Ltd., a related party under a common director, to explore, develop and mine the Sky property located in West Gas Hills, Freemont County, Wyoming. Under the agreement, the Company has sole and exclusive rights from Strathmore Resources to earn-in a 60% interest in the Sky property in consideration of the Company incurring a total of $7,500,000 in expenditures, over four years, on the Sky property. The first expenditures in the amount of $500,000 must be met on or before September 29, 2008, with additional expenditures of: $2,000,000 to be expended during the twelve months ended September 29, 2009, $2,000,000 to be expended during the twelve months ended September 29, 2010 and $3,000,000 to be expended during the twelve months ended September 29, 2011 .The agreement was effective July 31, 2007. The Company has recorded certain exploration expenditures made prior to July 31, 2007 under a binding letter of intent.

Mineral rights are summarized as follows:

	July 31, 2007	July 31, 2006

Juniper Ridge
Balance at inception and beginning of period	$-	$-
Option cash payment	100,000	-
Issuance of 9,000,000 common shares	10,157,143	-
Balance, end of period	$10,257,143	$-

YELLOWCAKE MINING INC.
(Formerly Hoopsoft Development Corp.)
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
July 31, 2007 (Expressed in US dollars)

3.	MINERAL RIGHTS (continued)

Mineral properties expenditures are summarized as follows:

		Inception
		(March 23,	Inception
		2006) to	(March 23,
	Year Ended	July 31,	2006) to July
	July 31, 2007	2006	31, 2007

Juniper Ridge
Acquisition	$23,793	$-	$23,793
Camp and field supplies	6,533	-	6,533
Drilling	55,957	-	55,957
Geological and geophysical	158,918	-	158,918
Travel and accommodation	3,986	-	3,986
	249,187	-	249,187

Sky:
Assaying, testing and analysis	1,012	-	1,012
Camp and field supplies	14,989	-	14,989
Drilling	191,142	-	191,142
Geological and geophysical	86,504	-	86,504
Travel and accommodation	3,986	-	3,986
	297,633	-	297,633

Jeep:
Acquisition	10,098	-	10,098
Camp and field supplies	4,823	-	4,823
Drilling	30,398	-	30,398
Geological and geophysical	18,306	-	18,306
Travel and accommodation	3,986	-	3,986
	67,611	-	67,611

Texas Database:
Geological and geophysical	50,990	-	50,990
	50,990	-	50,990

	$665,421	$-	$665,421

4.	DUE TO STRATHMORE MINERALS CORP.

The Company owes funds to Strathmore Minerals Corp., a related company with which the Company has three option agreements, for drilling and testing work carried out on the three related properties.

YELLOWCAKE MINING INC.
(Formerly Hoopsoft Development Corp.)
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
July 31, 2007 (Expressed in US dollars)

5.	COMMON STOCK

On January 23, 2007, the Company effected a 30:1 forward stock split of the authorized, issued and outstanding common stock. As a result, the authorized share capital increased from 25,000,000 shares of common stock with a par value of $0.001 per share to 750,000,000 shares of common stock with a par value of $0.001 per share. All share amounts have been retroactively adjusted for all periods presented.

Share issuances

On February 20, 2007, the Company completed a private placement consisting of 4,140,000 units at a price of $1.00 per unit for gross proceeds of $4,140,000. Each unit consisted of one common share and one-half of one common share purchase warrant, with each whole warrant entitling the holder to purchase one share at an exercise price of $1.50 per share for a period of two years.

On February 28, 2007, the Company completed a private placement consisting of 1,770,000 units at a price of $1.00 per unit for gross proceeds of $1,770,000. Each unit consisted of one common share and one-half of one common share purchase warrant, with each whole warrant entitling the holder to purchase one share at an exercise price of $1.50 per share for a period of two years.

The Company paid $221,575 and issued 221,625 shares as finders’ fees in connection with the private placements of February 20 and 28, 2007. Additional issuance costs totalled $35,930 in connection with these private placements. The shares issued as finders’ fees had a fair value of $94,731.

On March 14, 2007, the Company issued 9,000,000 common shares at a value of $10,157,143 to acquire an option to earn an 80% interest in a mineral property (Note 3), based on the average closing price around the date the letter of intent was signed and the transaction was announced.

On March 14, 2007, the Company redeemed and cancelled 56,000,000 common shares from a director for no consideration. The shares were ascribed a value of $56,000 based on the initial issuance.

Share purchase warrants

Share purchase warrant transactions are summarized as follows:

	Number of Share	Weighted
		Average
		Exercise Price

Balance at inception and July 31, 2006	-	$-
Issued	2,955,000	1.50
Balance at July 31, 2007	2,955,000	$1.50

At July 31, 2007, the following share purchase warrants were outstanding and exercisable:

Number of Shares	Exercise Price (C$)	Expiry Date

2,070,000	1.50	February 20, 2009
885,000	1.50	February 28, 2009
2,955,000

YELLOWCAKE MINING INC.
(Formerly Hoopsoft Development Corp.)
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
July 31, 2007 (Expressed in US dollars)

5.	COMMON STOCK (continued)

Stock Options

In May 2007, the Company adopted a stock option plan (the "Plan") to grant options to directors, officers, employees and consultants. Under the Plan the Company may grant options to acquire up to 5,000,000 common shares of the Company. Options granted can have a term up to ten years and an exercise price typically not less than the Company's closing stock price at the date of grant. Options vest as specified by the Board of Directors. Options granted to date vest 25% upon the grant date, and 25% at the end of each succeeding year for three years after grant. Options granted during the quarter ended April 30, 2007 were granted in contemplation of the adoption of the Plan.

As disclosed in the Summary of Significant Accounting Policies, the Company adopted SFAS No.123R commencing on August 1, 2006. Effective with the adoption of SFAS No.123R, the Company has elected to use the Black-Scholes option pricing model to determine the fair value of stock options granted. Compensation expense for stock options granted to employees and non-employees is amortized over the contract services period or, if none exists, from the date of grant until the options vest. Compensation associated with unvested options granted to non- employees is re-measured on each balance sheet date using the Black-Scholes option pricing model.

The Company uses historical data to estimate option exercise, forfeiture and employee termination within the valuation model. For non-employees, the expected term of the options approximates the full term of the options. The risk-free interest rate is based on a treasury instrument whose term is consistent with the expected term of the stock options. The Company has not paid and does not anticipate paying dividends on its common stock; therefore, the expected dividend yield is assumed to be zero. In addition, SFAS No. 123R requires companies to utilize an estimated forfeiture rate when calculating the expense for the reporting period. Based on the best estimate, management applied the estimated forfeiture rate of Nil in determining the expense recorded in the accompanying Statements of Operations.

Stock option transactions are summarized as follows:

		Weighted
	Number of	Average
	Shares	Exercise Price

Balance at inception and July 31, 2006	-	$-
Granted	2,600,000	2.71
Balance at July 31, 2007	2,600,000	$2.71

The weighted average fair value per stock option granted during the year ended July 31, 2007 was approximately $2.26.

YELLOWCAKE MINING INC.
(Formerly Hoopsoft Development Corp.)
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
July 31, 2007 (Expressed in US dollars)

5.	COMMON STOCK (continued) Stock Options (continued)

At July 31, 2007, the following stock options were outstanding and exercisable:

		Aggregate			Aggregate
		Intrinsic			Intrinsic
Number of		Value		Number of	Value
Options	Exercise	Closing		Options	Closing
Outstanding	Price	Price	Expiry Date	Exercisable	Price

2,225,000	$2.70	$-	March 16, 2012	556,250	$-
100,000	$3.05	$-	April 13, 2012	25,000	$-
200,000	$3.00	$-	April 24, 2012	50,000	$-
75,000	$1.85	$18,000	June 15, 2012	18,750	$4,500
2,600,000		$18,000		650,000	$4,500

The aggregate intrinsic value in the preceding table represents the total intrinsic value, based on the Company’s closing stock price of $2.09 per share as of July 31, 2007, which would have been received by the option holders had all option holders exercised their options as of that date. The total number of in-the-money options vested and exercisable as of July 31, 2007 was 18,750. As of July 31, 2007, 650,000 outstanding options were vested and exercisable, and the weighted average exercise price was $2.71. The total intrinsic value of options exercised during the year ended July 31, 2007 was $Nil.

There was no comparable information for the prior period as the Company did not previously grant any stock options.

The following table summarizes information regarding the non-vested stock purchase options outstanding as of July 31, 2007.

		Weighted Average
		Grant-Date Fair
	Number of Options	Value

Non-vested options at inception and at July 31, 2006	-	$-
Granted	2,600,000	$2.26
Vested	(650,000)	$2.26
Cancelled/forfeited	-	$-
Non-vested options at April 30, 2007	1,950,000	$2.26

At July 31, 2007, there was unamortized compensation expense of $3,130,121 (July 31, 2006 – $Nil) relating to the outstanding unvested options. This unrecognized compensation cost is expected to be recognized over a weighted-average period of 4.5 years.

YELLOWCAKE MINING INC.
(Formerly Hoopsoft Development Corp.)
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
July 31, 2007 (Expressed in US dollars)

5.	COMMON STOCK (continued)

Stock-based Compensation

The fair value of stock options granted during the year ended July 31, 2007 was $5,500,840 (July 31, 2006 - $Nil) which is being recognized over the options vesting periods. Total stock-based compensation recognized during the year ended July 31, 2007 was $2,370,719 (July 31, 2006 - $Nil) which has been recorded in the Statements of Operations with corresponding additional paid-in capital recorded in stockholders' equity:

		Inception
		(March 23,	Inception
		2006) to	(March 23,
	Year Ended	July 31,	2006) to July
	July 31, 2007	2006	31, 2007

	(Restated –		(Restated –
	Note 12)		Note 12)
Expenses:
Consulting fees	$300,637	$-	$300,637
Management fees	2,070,082	-	2,070,082
Total stock-based compensation expense	$2,370,719	$-	$2,370,719

The following weighted average assumptions were used for the Black-Scholes valuation of stock options granted:

Year Ended
July 31, 2007

Risk-free interest rate	3.99%
Expected life of options (years)	5.0
Expected volatility	119%
Dividend rate	0%

6.	RELATED PARTY TRANSACTIONS

The Company paid or accrued management fees of $9,000 to an officer of the Company (2006 - $Nil) and $1,200 to a director of the Company (2006 - $Nil). These transactions were in the normal course of operations and were measured at the exchange amount which represented the amount of consideration established and agreed to by the related parties.

YELLOWCAKE MINING INC.
(Formerly Hoopsoft Development Corp.)
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
July 31, 2007 (Expressed in US dollars)

7.	SEGMENT INFORMATION

The Company operates in one business segment being the exploration of mineral property interests. Geographic information is as follows:

	July 31, 2007	July 31, 2006

Identifiable assets
Canada	$4,700,816	$-
United States	10,327,313	47,366
	$15,028,129	$47,366

		Inception
		(March 23,
	Year Ended	2006) to July 31,
	July 31, 2007	2006
	(Restated –
	Note 12)
Loss for the year
Canada	$2,276,670	$-
United States	1,844,864	9,134
	$4,121,534	$9,134

8.	INCOME TAXES

The significant components of the Company's future income tax assets are as follows:

	July 31, 2007	July 31, 2006

Deferred income tax assets:
Non-capital loss carry forwards	$131,000	$3,100
Resource expenditures	226,000	-
Valuation allowance	(357,000)	(3,100)

Net deferred income tax assets	$-	$-

YELLOWCAKE MINING INC.
(Formerly Hoopsoft Development Corp.)
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
July 31, 2007 (Expressed in US dollars)

8.	INCOME TAXES (continued)

A reconciliation of income taxes at statutory rates with the reported taxes is as follows:

		Inception
		(March 23,
	Year Ended	2006) to July 31,
	July 31, 2007	2006

	(Restated –
	Note 12)
Loss for the period	$(4,121,534)	$(9,134)
Statutory rate	34.0%	34.0%
Benefit from net loss	(1,401,000)	(3,100)
Non-deductible stock option compensation and finance	1,047,100	-
fees
Increase (decrease) in valuation allowance	353,900	3,100

Income taxes expenses for the period	$-	$-

The Company has available for deduction against future taxable income non-capital losses of approximately $380,000 in the United States. These losses, if not utilized, will expire through 2027.

9.	FINANCIAL INSTRUMENTS

The Company's financial instruments consist of cash and cash equivalents, receivables, accounts payable and accrued liabilities and due to Strathmore Minerals Corp. Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest or credit risks arising from these financial instruments. The fair value of these financial instruments approximates their carrying values, unless otherwise noted. The Company is exposed to currency risk by incurring certain expenditures in currencies other than the Canadian dollar. The Company does not use derivative instruments to reduce this currency risk.

10.	SUPPLEMENTAL DISCLOSURE WITH RESPECT TO CASH FLOWS

Significant non-cash transactions for the year ended July 31, 2007 consisted of:

The issuance of 9,000,000 common shares pursuant to an option and joint venture agreement wherein the Company acquired sole and exclusive rights to earn-in an 80% interest in the Juniper Ridge project located in Wyoming, USA. The fair value of the shares issued was estimated to be $10,157,143. (Note 3)

The issuance of 221,625 common shares was for finders’ fees in connection with two private placements (Note 5). The fair value of the shares issued was estimated to be $94,731.

There were no non-cash transactions during the period from March 23, 2006 (date of inception) to July 31, 2006.

YELLOWCAKE MINING INC.
(Formerly Hoopsoft Development Corp.)
(A Development Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
July 31, 2007 (Expressed in US dollars)

11.	ACCOUNTS PAYABLE AND ACCRUED LIABILTIES

Pursuant to the terms of private placements completed during the year ended July 31, 2007, the Company agreed to use its best efforts, within 180 days of closing, to register with the SEC common shares issued in connection with the two private placements. In the event the registration statements are not filed by the scheduled filing deadline or is not declared effective by the SEC, then as partial relief for the damages to any holder, the Company will pay as a liquidated damage to the holder an amount equal to 2% of the amount invested to a maximum of six months for each month that the shares remain unregistered.

The Company has not filed or made effective a registration statement underlying the private placements and has not obtained a waiver of the holders’ rights in respect of these agreements. Accordingly, the maximum penalty of $709,200 has been accrued in these financial statements.

12.	RESTATEMENT

Subsequent to the issuance of the July 31, 2007 financial statements, the Company has corrected an error in the calculation of stock-based compensation included in management fees resulting from amortization of amounts relating to vesting of stock options granted to directors. As a result, the net loss for the year ended July 31, 2007 has increased by $798,117 (from $3,323,417) due to increase in stock-based compensation expense. The additional paid-in capital and accumulated deficit as of July 31, 2007 has also increased by $798,117. The net loss per share has increased from $0.04 (previously recorded) to $0.05. There was no impact on the totals of operating, financing and investing activities on the Statements of Cash Flows as a result of the restatement.

YELLOWCAKE MINING INC.
(An Exploration Stage Company)

FINANCIAL STATEMENTS
(Unaudited)
(Expressed in United States Dollars)

APRIL 30, 2008

YELLOWCAKE MINING INC.
(An Exploration Stage Company)
BALANCE SHEET
(Expressed in US dollars)
(Unaudited)

April 30, 2008

ASSETS

Current
Cash and cash equivalents	$1,406,215
Receivables	7,201
Prepaid expenses	73,000

Total current assets	1,486,416

Mineral rights (Note 4)	11,306,652

Total assets	$12,793,068

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current
Accounts payable and accrued liabilities (Note 7)	$75,482
Due to Strathmore Minerals Corp. (Note 5)	147,300
222,782
Stockholders’ Equity

Common stock, 750,000,000 shares authorized with a par value of $0.001
(issued: 51,257,518 shares)	51,258
Additional paid-in capital	18,872,433
Deficit accumulated during the exploration stage	(6,353,405)

Total stockholders’ equity	12,570,286

Total liabilities and stockholders’ equity	$12,793,068

Nature of operations and ability to continue as a going concern (Note 2)

The accompanying notes are an integral part of these financial statements.

F-1

YELLOWCAKE MINING INC.
(An Exploration Stage Company)
STATEMENTS OF OPERATIONS
(Expressed in US dollars)
(Unaudited)

	Nine months	Nine months	Inception
	ended	ended	(March 23,
	April 30,	April 30,	2006) to April
	2008	2007	30, 2008

Expenses
Consulting fees (recovery)	$(15,675)	$241,512	$331,227
General and administrative	74,925	52,992	156,147
Investor relations	108,868	76,937	212,273
Management fees	728,582	1,251,065	2,798,664
Mineral property interests (Note 4)	1,162,765	100,584	1,828,186
Financing costs	-	-	709,200
Professional fees	256,130	58,241	450,483

Income (loss) from operations	(2,315,595)	1,781,331	(6,486,180)
Interest income	92,858	(4,800)	132,775

Net income (loss)	$(2,222,737)	$(1,776,531)	$(6,353,405)

Basic and diluted income (loss) per share	$(0.02)	$(0.02)

Weighted average number of shares
outstanding	50,970,160	85,049,301

The accompanying notes are an integral part of these financial statements.

F-2

YELLOWCAKE MINING INC.
(An Exploration Stage Company)
STATEMENTS OF CASH FLOWS
(Expressed in US dollars)
(Unaudited)

	Nine	Nine	Inception
	months	months	(March 23,
	ended	ended	2006) to
	April 30,	April 30,	April 30,
	2008	2007	2008

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(2,222,737)	$(1,776,531)	$(6,353,405)
Items not affecting cash:
Stock-based compensation	515,611	1,490,362	2,886,330
Changes in assets and liabilities:
Receivables	(4,712)	-	(7,201)
Prepaid expenses	(2,830)	(20)	(73,000)
Due to Strathmore Minerals Corp.	56,879	(474,415)	147,300
Accounts payable and accrued liabilities	(757,537)	23,737	75,482
Due to subscriber	-	50,000
Net cash used in operating activities	(2,415,326)	(686,867)	(3,324,494)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of capital stock	-	5,652,495	5,707,495
Net cash provided by financing activities	-	5,652,495	5,707,495

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of mineral rights	(876,786)	(100,000)	(976,786)
Net cash used in investing activities	(876,786)	(100,000)	(976,786)

Change in cash and cash equivalents, during the
period	(3,292,112)	4,865,628	1,406,215

Cash and cash equivalents, beginning of period	4,698,327	47,216	-

Cash and cash equivalents, end of period	$1,406,215	$4,912,844	$1,406,215

Cash paid for interest during the period	$-	$-

Cash paid for income taxes during the period	$-	$-

Supplemental Disclosure with respect to Cash flows (Note 9)

The accompanying notes are an integral part of these financial statements.

F-3

YELLOWCAKE MINING INC.
(An Exploration Stage Company)
STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY
For the Period from March 23, 2006 (Date of Inception) to April 30, 2008
(Expressed in US dollars)
(Unaudited)

	Number of common shares	Par Value	Additional Paid-in Capital	Deficit Accumulated during the Exploration Stage	Total Stockholders’ Equity

Balance, March 23, 2006
(date of inception)	-	$-	$-	$-	$-
Shares issued:
Initial capitalization	60,000,000	60,000	(58,000)	-	2,000
Private placement	31,800,000	31,800	21,200	-	53,000
Net loss for the period	-	-	-	(9,134)	(9,134)

Balance, July 31, 2006	91,800,000	91,800	(36,800)	(9,134)	45,866
Shares issued:
Private placements	6,131,625	6,132	5,903,868	-	5,910,000
Acquisition of mineral rights	9,000,000	9,000	10,148,143	-	10,157,143
Shares returned to treasury	(56,000,000)	(56,000)	56,000	-	-
Share issue costs	-	-	(257,505)	-	(257,505)
Stock-based compensation	-	-	2,370,719	-	2,370,719
Net loss for the year	-	-	-	(4,121,534)	(4,121,534)

Balance, July 31, 2007	50,931,625	50,932	18,184,425	(4,130,668)	14,104,689
Shares issued:
Acquisition of mineral rights	325,893	326	172,397	-	172,723
Stock-based compensation (Note 6)	-	-	515,611	-	515,611
Net loss for the period	-	-	-	(2,222,737)	(2,222,737)

Balance, April 30, 2008	51,257,518	$51,258	$18,872,433	$(6,353,405)	$12,570,286

On January 23, 2007, the Company effected a 30:1 forward stock split of the authorized, issued and outstanding common stock (Note 6). All share and per share amounts have been retroactively adjusted for all periods presented.

The accompanying notes are an integral part of these financial statements.

F-4

YELLOWCAKE MINING INC.
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
(Unaudited)
April 30, 2008 (Expressed in US dollars)

1.	BASIS OF PRESENTATION

The interim period financial statements have been prepared by the Company in conformity with generally accepted accounting principles in the United States of America. The preparation of financial data is based on accounting principles and practices consistent with those used in the preparation of annual financial statements, and in the opinion of management these financial statements contain all adjustments necessary (consisting of normally recurring adjustments) to present fairly the financial information contained therein. Certain information and footnote disclosure normally included in the financial statements prepared in conformity with generally accepted accounting principles in the United States of America have been condensed or omitted. These interim period statements should be read together with the most recent audited financial statements and the accompanying notes for the year ended July 31, 2007. The results of operations for the nine-month period ended April 30, 2008 are not necessarily indicative of the results to be expected for the year ending July 31, 2008.

2.	NATURE OF OPERATIONS AND ABILITY TO CONTINUE AS A GOING CONCERN

The Company was incorporated in the State of Nevada on March 23, 2006 under the name Hoopsoft Development Corp. The Company entered into an agreement and plan of merger (the “Merger Agreement”) dated January 9, 2007 with Yellowcake Mining Inc., a Nevada corporation and wholly-owned subsidiary of Hoopsoft Development Corp., incorporated for the sole purpose of effecting the merger. Pursuant to the terms of the Merger Agreement, Yellowcake Mining Inc. merged with and into Hoopsoft Development Corp., with Hoopsoft Development Corp. carrying on as the surviving corporation under the name “Yellowcake Mining Inc.” The Company is an Exploration Stage Company, as defined by Statement of Financial Accounting Standard (“SFAS”) No.7 “Accounting and Reporting by Development Stage Enterprises”.

Initial operations included capital formation, organization, target market identification and marketing plans. Management was planning to develop downloadable videos and a website for educational and instructional use by young teens. In January, 2007 the Company changed its primary business to that of mineral exploration in Wyoming and Texas, USA (Note 4).

These financial statements have been prepared on a going concern basis, which assumes the Company will continue to realize its assets and discharge its liabilities and commitments in the normal course of business. The Company has not generated revenues and has accumulated losses of $6,353,405 since inception and is unlikely to generate earnings in the immediate or foreseeable future. The continuation of the Company as a going concern is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to achieve its operating objectives, confirmation of the Company’s interests in the underlying properties and the attainment of profitable operations. Management cannot provide assurances that such plans will occur. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

These financial statements follow the same significant accounting principles as those outlined in the notes to the audited financial statements for the year ended July 31, 2007.

F-5

YELLOWCAKE MINING INC.
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
(Unaudited)
April 30, 2008 (Expressed in US dollars)

3.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In June 2006, the Financial Accounting Standards Board (“FASB”) issued interpretation No. 48, “Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109 (FAS No. 109)” (“FIN 48”). This interpretation prescribes a recognition threshold and measurement attribute for tax positions taken or expected to be taken in a tax return. This interpretation also provides guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. The evaluation of a tax position in accordance with this interpretation is a two-step process. In the first step, recognition, the Company determines whether it is more-likely-than-not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The second step addresses measurement of a tax position that meets the more-likely-than-not criteria. The tax position is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Differences between tax positions taken in a tax return and amounts recognized in the financial statements will generally result in a) an increase in a liability for income taxes payable or a reduction of an income tax refund receivable, b) a reduction in a deferred tax asset or an increase in a deferred tax liability or c) both a and b. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not recognition threshold should be de-recognized in the first subsequent financial reporting period in which that threshold is no longer met. Use of a valuation allowance as described in FAS No. 109 is not an appropriate substitute for the de-recognition of a tax position. The requirement to assess the need for a valuation allowance for deferred tax assets based on sufficiency of future taxable income is unchanged by this interpretation. This Interpretation is effective for fiscal years beginning after December 15, 2006.

On August 1, 2007, the Company adopted FIN 48, regarding accounting for uncertainty in tax positions. The Company remains subject to examination of income tax filings in the United States and various state jurisdictions for periods since its inception in 2006. The Company has also determined that it is subject to examination in Canada for all prior periods due to the Company’s continued loss position in such jurisdictions. Material tax positions were examined under the more-likely-than-not guidance provided by FIN 48. If interest and penalties were to be assessed, the Company would charge interest to interest expense, and penalties to general and administrative expense.

As a result of the FIN 48 assessment, the Company concluded that it has not taken any uncertain tax positions on any of its open tax returns that would materially distort the Company’s financial statements. There was no material cumulative effect of adopting FIN 48 on the Company’s financial statements as of August 1, 2007.

In December 2007, the FASB issued SFAS 141R “Business Combinations” which is effective for fiscal years beginning after December 15, 2008. SFAS 141R, which will replace FAS 141, is applicable to business combinations consummated after the effective date of December 15, 2008. The adoption of this statement is not expected to have a material effect on our company’s future reported financial position or results of operations.

In December 2007, the FASB also issued SFAS No. 160, “Non-controlling Interests in Consolidated Financial Statements, an amendment of ARB 51”. SFAS No. 160 will change the accounting and reporting for minority interests, which will be re-characterized as non-controlling interests and classified as a component of equity. SFAS No. 160 requires retroactive adoption of the presentation and disclosure requirements for existing minority interests. SFAS No. 160 is effective for fiscal years beginning on or after December 15, 2008 and interim periods within those fiscal years. The adoption of this statement is not expected to have a material effect on our company’s future reported financial position or results of operations.

In March 2008, the FASB issued SFAS 161 “Disclosures about Derivative Instruments and Hedging Activities – an amendment of SFAS 133. This Statement requires enhanced disclosures about an entity’s derivative and hedging activities and thereby improves the transparency of financial reporting. This Statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. This Statement encourages, but does not require, comparative disclosures for earlier periods at initial adoption. The adoption of this statement is not expected to have a material effect on our company’s future reported financial position or results of operations.

F-6

YELLOWCAKE MINING INC.
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
(Unaudited)
April 30, 2008 (Expressed in US dollars)

4.	MINERAL RIGHTS

Juniper Ridge

On March 14, 2007, the Company entered into an option and joint venture agreement with Strathmore Minerals Corp. (“Strathmore”) on the Baggs, Juniper Ridge Project properties located in Wyoming. The Company was granted sole and exclusive rights to earn-in an 80% interest in the properties. Under the terms of the agreement, the Company must make cash payments of $500,000 in various stages as follows: $100,000 upon closing of the option agreement (paid) and $100,000 on each of the first (paid), second, third and fourth anniversary. The Company also issued 9,000,000 shares of common stock to Strathmore upon closing of the agreement (issued). The Company must also incur expenditures of $1,600,000 per year for a period of 5 years for a total commitment of $8,000,000. The Company will earn 40% of the optioned interest upon spending $4,000,000. The Company will earn the remaining 40% of the optioned interest by spending an additional $4,000,000 during the 5-year term and by paying a royalty of 3% on the optioned portion on all future production. The Company will also finance the evaluation of the Strathmore Texas Database regarding uranium prospects in Texas by paying $25,000 on closing of the agreement (paid), spending $440,000 for a minimum of one year to finance the cost of evaluating the Texas Database, and incurring the first $500,000 in costs to acquire mining leases to any properties identified from the evaluation. Subsequently, the Company and Strathmore Minerals Corp. will be 50/50 partners in the development of the identified targets resulting from the database. Strathmore subsequently became a related party to the Company when its president was appointed a director of the Company. The president of Strathmore resigned as a director of the Company in January, 2008.

In April 2008, the Company and Strathmore reached an agreement to amend certain terms of the option agreement. Pursuant to the terms of the amended agreement the joint operations have been restructured so that they are jointly owned by a Limited Liability Company (“LLC”). The Company maintains its option to earn up to an 80% interest in the LLC, Juniper Ridge Project. The Company is required to incur initial expenditures of $764,518 not later than May 1, 2008 (incurred), a minimum of $300,000 not later than September 1, 2008, a minimum of $500,000 not later than December 31, 2009 and the balance of the $8,000,000 not later than December 31, 2012.

Jeep

The Company entered into an option and joint venture agreement with Strathmore Resources (US) Ltd., a related party under a common director, to explore, develop and mine the Jeep property located in Gas Hills, Freemont County, Wyoming. Under the agreement, the Company has sole and exclusive rights from Strathmore Resources (US) Ltd. to earn-in a 60% interest in the Jeep property in consideration of the Company’s incurring a total of $10,000,000 in expenditures on the Jeep property. The first expenditures in the amount of $250,000 must be met on or before September 29, 2008, with additional expenditures of: $1,250,000 to be expended during the twelve months ended September 29, 2009, $1,500,000 to be expended during the twelve months ended September 29, 2010, $2,000,000 to be expended during the twelve months ended September 29, 2011, $2,000,000 to be expended during the twelve months ended September 29, 2012 and $3,000,000 to be expended during the twelve months ended September 29, 2013. The option agreement was terminated on April 21, 2008.

Sky

The Company entered into an option and joint venture agreement with Strathmore Resources (US) Ltd., a related party under a common director, to explore, develop and mine the Sky property located in West Gas Hills, Freemont County, Wyoming. Under the agreement, the Company has sole and exclusive rights from Strathmore Resources to earn-in a 60% interest in the Sky property in consideration of the Company incurring a total of $7,500,000 in expenditures, over four years, on the Sky property. The first expenditures in the amount of $500,000 must be met on or before September 29, 2008, with additional expenditures of: $2,000,000 to be expended during the twelve months ended September 29, 2009, $2,000,000 to be expended during the twelve months ended September 29, 2010 and $3,000,000 to be expended during the twelve months ended September 29, 2011. The option agreement was terminated on April 21, 2008.

F-7

YELLOWCAKE MINING INC.
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
(Unaudited)
April 30, 2008 (Expressed in US dollars)

4.	MINERAL RIGHTS (continued)

Beck

On December 28, 2007, the Company entered into a master option agreement with American Nuclear Fuels, as well as six lease and option agreements with individual claimholders, to purchase 185 mining claims, approximating 3,700 acres, in the Uravan uranium belt, Montrose County, Colorado, also known as the Beck Project, in exchange for total payments of $5,968,750 in cash and the issuance of 2,765,625 shares of our common stock, payable over 5 years as follows:

Date	Cash	Number of Shares

October 3, 2007( stand still payment)	$125,000*	-
December 15, 2007 (stand still extension)	250,000*	-
December 28, 2007	80,357*	65,179*
March 31, 2008	321,429*	260,714*
June 15, 2008	312,500	156,250
December 15, 2008	1,035,714	517,857
December 15, 2009	1,000,000	500,000
December 15, 2010	1,000,000	500,000
December 15, 2011	1,000,000	500,000
December 15, 2012	843,750	265,625
Total	$5,968,750	2,765,625

* As of April 30, 2008, the Company has made the total cash payments of $776,786 and issued 325,893 common shares of the Company.

Subsequent to the period ended April 30, 2008, the Company has made the cash payment of $312,500 and it is in the process of issuing 156,250 common shares.

Pursuant to the terms and conditions of the option agreements, Yellowcake has the exclusive right to access, explore and develop the properties. All future production from the property will be subject to a 3.5% royalty based on the contained metal value of ore after deduction of mining, transport and processing costs. Mineral rights are summarized as follows:

April 30, 2008

Juniper Ridge:
Opening balance	$10,257,143
Option payment	100,000
Closing balance	$10,357,143

Beck:
Opening balance	$-
Option payments	776,786
Issuance of 325,893 common shares	172,723
Closing balance	$949,509

Closing balance	$11,306,652

F-8

YELLOWCAKE MINING INC.
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
(Unaudited)
April 30, 2008 (Expressed in US dollars)

4.	MINERAL RIGHTS (continued)

Mineral exploration expenditures are summarized as follows:

	Nine	Nine
	months	months	Inception
	ended	ended	(March 23,
	April 30,	April 30,	2006) to April
	2008	2007	30, 2008

Juniper Ridge
Claim maintenance	$233,459	$-	$257,244
Camp and field supplies	5,776	24,864	12,309
Drilling	70,701	48,050	126,658
Geological and geophysical	231,722	2,670	390,640
Travel and accommodation	7,831	-	11,825
	549,489	75,584	798,676
Sky:
Claim maintenance	6,875	-	6,875
Assaying, testing and analysis	12,315	-	13,327
Camp and field supplies	4,734	-	19,723
Drilling	128,716	-	319,858
Geological and geophysical	50,018	-	136,522
Travel and accommodation	1,029	-	5,015
	203,687	-	501,320
Jeep:
Claim maintenance	31,699	-	41,797
Assaying, testing and analysis	951	-	951
Camp and field supplies	2,229	-	7,052
Drilling	117,945	-	148,343
Geological and geophysical	15,428	-	33,734
Travel and accommodation	1,130	-	5,116
	169,382	-	236,993
Texas Database:
Geological and geophysical	62,941	25,000	113,931
	62,941	25,000	113,931
Beck:
Claim maintenance	59,605	-	59,605
Assaying, testing and analysis	6,111	-	6,111
Geological and geophysical	104,505	-	104,505
Travel and accommodation	7,045	-	7,045
	177,266	-	177,266

	$1,162,765	$100,584	$1,828,186

F-9

YELLOWCAKE MINING INC.
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
(Unaudited)
April 30, 2008 (Expressed in US dollars)

5.	DUE TO STRATHMORE MINERALS CORP.

The Company owes amounts which are non-interest bearing and with no specified repayment terms to Strathmore Minerals Corp. (“Strathmore”). The Company formed a limited liability company with Strathmore for mineral exploration on the Juniper Ridge property.

6.	COMMON STOCK

On January 23, 2007, the Company effected a 30:1 forward stock split of the authorized, issued and outstanding common stock. As a result, the authorized share capital increased from 25,000,000 shares of common stock with a par value of $0.001 per share to 750,000,000 shares of common stock with a par value of $0.001 per share. All share amounts have been retroactively adjusted for all periods presented.

Share issuances

On February 20, 2007, the Company completed a private placement consisting of 4,140,000 units at a price of $1.00 per unit for gross proceeds of $4,140,000. Each unit consisted of one common share and one-half of one common share purchase warrant, with each whole warrant entitling the holder to purchase one share at an exercise price of $1.50 per share for a period of two years.

On February 28, 2007, the Company completed a private placement consisting of 1,770,000 units at a price of $1.00 per unit for gross proceeds of $1,770,000. Each unit consisted of one common share and one-half of one common share purchase warrant, with each whole warrant entitling the holder to purchase one share at an exercise price of $1.50 per share for a period of two years.

The Company paid $221,575 and issued 221,625 shares as finders’ fees in connection with the private placements of February 20 and 28, 2007. Additional issuance costs totalled $35,930 in connection with these private placements. The shares issued as finders’ fees had a fair value of $94,731.

On March 14, 2007, the Company issued 9,000,000 common shares at a value of $10,157,143 to acquire an option to earn an 80% interest in a mineral property (Note 4), based on the average closing price around the date the letter of intent was signed and the transaction was announced.

On March 14, 2007, the Company redeemed and cancelled 56,000,000 common shares from a director for no consideration. The shares were ascribed a value of $56,000 based on the initial issuance.

On February 21, 2008, the Company issued 65,179 common shares, with a fair value of $0.65 per share, pursuant to a mineral property master option agreement (Note 4). The fair value was based on the quoted market price on the date of issuance.

On April 8, 2008, the Company issued 260,714 common shares, with a fair value of $0.50 per share, pursuant to a mineral property master option agreement (Note 4). The fair value was based on the quoted market price on the date of issuance.

F-10

YELLOWCAKE MINING INC.
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
(Unaudited)
April 30, 2008 (Expressed in US dollars)

6.	COMMON STOCK (continued) Share purchase warrants

Share purchase warrant transactions are summarized as follows:

		Weighted
		Average
	Number of Share	Exercise Price

Balance at inception and July 31, 2006	-	$-
Issued	2,955,000	1.50
Balance at July 31, 2007 and April 30, 2008	2,955,000	$1.50

At April 30, 2008, the following share purchase warrants were outstanding and exercisable:

Number of Shares	Exercise Price (C$)	Expiry Date

2,070,000	1.50	February 20, 2009
885,000	1.50	February 28, 2009
2,955,000

Stock Options

In May 2007, the Company adopted a stock option plan (the "Plan") to grant options to directors, officers, employees and consultants. Under the Plan the Company may grant options to acquire up to 5,000,000 common shares of the Company. Options granted can have a term up to ten years and an exercise price typically not less than the Company's closing stock price at the date of grant. Options vest as specified by the Board of Directors. Options granted to date vest 25% upon the grant date, and 25% at the end of each succeeding year for three years after grant.

Effective with the adoption of SFAS No.123R on August 1, 2006, the Company uses the Black-Scholes option pricing model to determine the fair value of stock options granted. In accordance with SFAS No. 123R for employees, the compensation expense is amortized on a straight-line basis over the requisite service period which approximates the vesting period. Compensation expense for stock options granted to non-employees is amortized over the contract services period or, if none exists, from the date of grant until the options vest. Compensation associated with unvested options granted to non-employees is re-measured on each balance sheet date using the Black-Scholes option pricing model.

The Company uses historical data to estimate option exercise, forfeiture and employee termination within the valuation model. For non-employees, the expected term of the options approximates the full term of the options. The risk-free interest rate is based on a treasury instrument whose term is consistent with the expected term of the stock options. The Company has not paid and does not anticipate paying dividends on its common stock; therefore, the expected dividend yield is assumed to be zero. In addition, SFAS No. 123R requires companies to utilize an estimated forfeiture rate when calculating the expense for the reporting period. Based on the best estimate, management applied the estimated forfeiture rate of Nil in determining the expense recorded in the accompanying Statements of Operations.

F-11

YELLOWCAKE MINING INC.
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
(Unaudited)
April 30, 2008 (Expressed in US dollars)

6.	COMMON STOCK (continued) Stock Options (continued)

Stock option transactions are summarized as follows:

		Weighted
	Number of	Average
	Options	Exercise Price

Balance at inception and July 31, 2006	-	$-
Granted	2,600,000	2.71
Balance at July 31, 2007	2,600,000	2.71
Granted	1,000,000	1.20
Cancelled/forfeited	(1,450,000)	2.65
Balance at April 30, 2008	2,150,000	$2.05

At April 30, 2008, the following stock options were outstanding and exercisable:

		Aggregate			Aggregate
		Intrinsic			Intrinsic
Number of		Value		Number of	Value
Options	Exercise	Closing		Options	Closing
Outstanding	Price	Value	Expiry Date	Exercisable	Value

1,000,000	$2.70	$-	March 16, 2012	500,000	$-
100,000	$3.05	$-	April 13, 2012	50,000	$-
50,000	$3.00	$-	April 24, 2012	50,000	$-
1,000,000	$1.20	$-	December 3, 2012	250,000	$-
2,150,000		$-		850,000	$-

The aggregate intrinsic value in the preceding table represents the total intrinsic value, based on the Company’s closing stock price of $0.43 per share as of April 30, 2008, which would have been received by the option holders had all option holders exercised their options as of that date. The total number of in-the-money options vested and exercisable as of April 30, 2008 was $Nil. As of April 30, 2008, 850,000 outstanding options were vested and exercisable and the weighted average exercise price was $2.30. The total intrinsic value of options exercised during the period ended April 30, 2008 was $Nil.

As of April 30, 2007, the aggregate intrinsic value of the outstanding exercisable options was approximately $230,000.

F-12

YELLOWCAKE MINING INC.
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
(Unaudited)
April 30, 2008 (Expressed in US dollars)

6.	COMMON STOCK (continued)

Stock Options (continued)

The following table summarizes information regarding the non-vested stock purchase options outstanding as of April 30, 2008.

		Weighted
		Average
		Grant-Date
	Number of Options	Fair Value

Non-vested options at July 31, 2007	1,950,000	$2.26
Granted	1,000,000	$0.57
Vested	(525,000)	$1.08
Forfeited	(1,125,000)	$2.19

Non-vested options at April 30, 2008	1,300,000	$1.51

At April 30, 2008, there was unamortized compensation expense of $887,347 relating to the outstanding unvested options. This unrecognized compensation cost is expected to be recognized over a weighted-average period of 4 years.

Total stock-based compensation is in the Statements of Operations with corresponding additional paid-in capital recorded in stockholders' equity as follows:

	Nine	Nine	Inception
	months	months	(March 23,
	ended	ended	2006) to
	April 30,	April 30,	April 30
	2008	2007	2008

Expenses:
Consulting fees	$(78,675)	$239,297	$221,962
Management fees	594,286	1,251,065	2,664,368
	$515,611	$1,490,362	$2,886,330

The following weighted average assumptions were used for the Black-Scholes valuation of stock options granted:

Nine Months
Ended April 30,
2008

Risk-free interest rate	3.61% - 4.17%
Expected life of options (years)	4.2 - 5.0
Annualized volatility	119%
Dividend rate	0%

F-13

YELLOWCAKE MINING INC.
(An Exploration Stage Company)
NOTES TO THE FINANCIAL STATEMENTS
(Unaudited)
April 30, 2008 (Expressed in US dollars)

7.	RELATED PARTY TRANSACTIONS

The Company paid or accrued management fees of $39,621 to a former officer of the Company (2007 - $Nil) and $94,675 to directors of the Company (2007 - $Nil).

At April 30, 2008, included in accounts payable and accrued liabilities was $23,601 owing to a director and a former officer for management fees. These transactions were in the normal course of operations and were measured at the exchange amount which represented the amount of consideration established and agreed to by the related parties.

8.	FINANCIAL INSTRUMENTS

The Company's financial instruments consist of cash and cash equivalents, receivables, accounts payable and accrued liabilities, amounts due to related party and due to Strathmore Minerals Corp. Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest or credit risks arising from these financial instruments. The fair value of these financial instruments approximates their carrying values, unless otherwise noted. The Company is exposed to currency risk by incurring certain expenditures in currencies other than the Canadian dollar. The Company does not use derivative instruments to reduce this currency risk.

9.	SUPPLEMENTAL DISCLOSURE WITH RESPECT TO CASH FLOWS

Non-cash investing and financing activities for the nine months ended April 30, 2008 were as follows:

	i)	The Company issued a total of 325,893 common shares at a value of $172,723 pursuant to a mineral property master option agreement.

Non-cash investing and financing activities for the nine months ended April 30, 2007 were as follows:

i)

The issuance of 9,000,000 common shares pursuant to an option and joint venture agreement wherein the Company acquired sole and exclusive rights to earn-in an 80% interest in the Juniper Ridge project located in Wyoming, USA. The fair value of the shares issued was estimated to be $10,157,143.

	ii)	The issuance of 221,625 common shares was for finders’ fees in connection with two private placements. The fair value of the shares issued was estimated to be $94,731.

F-14

Exhibits

Exhibit
Number	Description

3.1	Articles of Incorporation (incorporated by reference from our Form SB-2 Registration Statement, filed on September 22, 2006)

3.2	Bylaws (incorporated by reference from our Form SB-2 Registration Statement, filed on September 22, 2006)

3.3

Articles of Merger filed with the Secretary of State on January 12, 2007 and which is effective January 23, 2007 (incorporated by reference from our Current Report on Form 8-K, filed on January 25, 2007)

3.4

Certificate of Change filed with the Secretary of State of Nevada on January 12, 2007 and which is effective January 23, 2007 (incorporated by reference from our Current Report on Form 8-K, filed on January 25, 2007)

5.1*	Legal Opinion of Clark Wilson LLP

10.1	Agreement between our company and Strathmore Minerals Corp. dated January 29, 2007 (incorporated by reference from our Current Report on Form 8-K, filed on January 30, 2007)

10.2	Form of Overseas Subscription Agreement (incorporated by reference from our Current Report on Form 8-K, filed on February 22, 2007)

10.3	Form of US Subscription Agreement (incorporated by reference from our Current Report on Form 8-K, filed on February 22, 2007)

10.4	Option and Joint Venture Agreement dated March 14, 2007 between our company and Strathmore Minerals Corp. (incorporated by reference from our Current Report on Form 8-K, filed on March 16, 2007)

10.5	Letter of Intent dated April 5, 2007 between our company and Strathmore Minerals Corp. (incorporated by reference from our Current Report on Form 8-K, filed on April 10, 2007)

10.6	Letter of Intent dated April 12, 2007 between our company and Strathmore Minerals Corp. (incorporated by reference from our Current Report on Form 8-K, filed on April 19, 2007)

Exhibit
Number	Description

10.7	Stock Option Agreement dated April 24, 2007 with Hamish Malkin (incorporated by reference from our Current Report on Form 8-K, filed on May 4, 2007)

10.8	Employment Agreement dated April 24, 2007 with Hamish Malkin (incorporated by reference from our Current Report on Form 8-K, filed on May 4, 2007)

10.9	Investor Relations Agreement with Carson Seabolt dated June 15, 2007 (incorporated by reference from our Current Report on Form 8-K, filed on July 12, 2007)

10.10	Amended Letter of Intent with Strathmore Resources (US) Ltd. dated July 23, 2007 regarding the Jeep Project (incorporated by reference from our Current Report on Form 8-K, filed on July 31, 2007)

10.11	Amended Letter of Intent with Strathmore Resources (US) Ltd. dated July 23, 2007 regarding the Sky Project (incorporated by reference from our Current Report on Form 8-K, filed on July 31, 2007

10.12	Stock Option Plan (incorporated by reference from our Current Report on Form 8-K, filed on July 31, 2007)

10.13

Form of Master Agreement Concerning Lease and Option for Purchase and Sale of Mining Properties (Mining Claims, Montrose County, Colorado) (incorporated by reference from our Current Report on Form 8-K filed on January 7, 2008)

10.14

Limited Liability Company Operating Agreement dated effective December 31, 2007 with Strathmore Resources (US) Ltd. (incorporated by reference from our Current Report on Form 8-K, filed on May 1, 2008)

10.15	Jeep Project Termination Agreement dated April 21, 2008 with Strathmore Resources (US) Ltd. (incorporated by reference from our Current Report on Form 8-K, filed on May 1, 2008)

10.16	Sky Project Termination Agreement dated April 21, 2008 with Strathmore Resources (US) Ltd. (incorporated by reference from our Current Report on Form 8-K, filed on May 1, 2008)

14.1	Code of Ethics (incorporated by reference from our Annual Report on Form 10-KSB, filed on November 14, 2007)

16.1	Letter on change in certifying accountant (incorporated by reference from our Current Report on Form 8-K, filed on June 14, 2007 and amended on July 12, 2007)

23.1*	Consent of Clark Wilson LLP, included in exhibit 5.1

23.2*	Consent of BDO Dunwoody LLP, Chartered Accountants

23.3*	Consent of Moore & Associates, Chartered Accountants

99.2	Audit Committee Charter (incorporated by reference from our Annual Report on Form 10-KSB, filed on November 14, 2007)

99.3	Nominating Committee Charter (incorporated by reference from our Annual Report on Form 10-KSB, filed on November 14, 2007)

*	Filed herewith

The undersigned company hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(a)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(b)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(6) shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of a registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

(5)           That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)           Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)          Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)         The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)          Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)           The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the selling stockholders during the subscription period, the amount of unsubscribed securities to be purchased by the selling stockholders, and the terms of any subsequent reoffering thereof. If any public offering by the selling stockholders is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

(7)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person connected with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Vancouver. British Columbia, Canada on September 12, 2008.

Yellowcake Mining Inc.

/s/ William Tafuri
By: William Tafuri
President, Chief Financial Officer, Secretary, Treasurer,
and Director
(Principal Executive Officer,
Principal Financial Officer and
Principal Accounting Officer)
Dated: September 12, 2008

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated:

Signatures

/s/ William Tafuri
By: William Tafuri
President, Chief Financial Officer, Secretary, Treasurer,
and Director
(Principal Executive Officer,
Principal Financial Officer and
Principal Accounting Officer)
Dated: September 12, 2008

/s/ H. Richard Klatt
By: H. Richard Klatt
Director
Dated: September 12, 2008

/s/ Siegfried Muessig
By: Siegfried Muessig
Director
Dated: September 12, 2008

/s/ James Malone
By: James Malone
Director
Dated: September 12, 2008

Exhibits

Exhibit
Number	Description

3.1	Articles of Incorporation (incorporated by reference from our Form SB-2 Registration Statement, filed on September 22, 2006)

3.2	Bylaws (incorporated by reference from our Form SB-2 Registration Statement, filed on September 22, 2006)

3.3

Articles of Merger filed with the Secretary of State on January 12, 2007 and which is effective January 23, 2007 (incorporated by reference from our Current Report on Form 8-K, filed on January 25, 2007)

3.4

Certificate of Change filed with the Secretary of State of Nevada on January 12, 2007 and which is effective January 23, 2007 (incorporated by reference from our Current Report on Form 8-K, filed on January 25, 2007)

5.1*	Legal Opinion of Clark Wilson LLP

10.1	Agreement between our company and Strathmore Minerals Corp. dated January 29, 2007 (incorporated by reference from our Current Report on Form 8-K, filed on January 30, 2007)

10.2	Form of Overseas Subscription Agreement (incorporated by reference from our Current Report on Form 8-K, filed on February 22, 2007)

10.3	Form of US Subscription Agreement (incorporated by reference from our Current Report on Form 8-K, filed on February 22, 2007)

10.4	Option and Joint Venture Agreement dated March 14, 2007 between our company and Strathmore Minerals Corp. (incorporated by reference from our Current Report on Form 8-K, filed on March 16, 2007)

10.5	Letter of Intent dated April 5, 2007 between our company and Strathmore Minerals Corp. (incorporated by reference from our Current Report on Form 8-K, filed on April 10, 2007)

10.6	Letter of Intent dated April 12, 2007 between our company and Strathmore Minerals Corp. (incorporated by reference from our Current Report on Form 8-K, filed on April 19, 2007)

10.7	Stock Option Agreement dated April 24, 2007 with Hamish Malkin (incorporated by reference from our Current Report on Form 8-K, filed on May 4, 2007)

10.8	Employment Agreement dated April 24, 2007 with Hamish Malkin (incorporated by reference from our Current Report on Form 8-K, filed on May 4, 2007)

10.9	Investor Relations Agreement with Carson Seabolt dated June 15, 2007 (incorporated by reference from our Current Report on Form 8-K, filed on July 12, 2007)

10.10	Amended Letter of Intent with Strathmore Resources (US) Ltd. dated July 23, 2007 regarding the Jeep Project (incorporated by reference from our Current Report on Form 8-K, filed on July 31, 2007)

10.11	Amended Letter of Intent with Strathmore Resources (US) Ltd. dated July 23, 2007 regarding the Sky Project (incorporated by reference from our Current Report on Form 8-K, filed on July 31, 2007

10.12	Stock Option Plan (incorporated by reference from our Current Report on Form 8-K, filed on July 31, 2007)

10.13

Form of Master Agreement Concerning Lease and Option for Purchase and Sale of Mining Properties (Mining Claims, Montrose County, Colorado) (incorporated by reference from our Current Report on Form 8-K filed on January 7, 2008)

10.14

Limited Liability Company Operating Agreement dated effective December 31, 2007 with Strathmore Resources (US) Ltd. (incorporated by reference from our Current Report on Form 8-K, filed on May 1, 2008)

10.15	Jeep Project Termination Agreement dated April 21, 2008 with Strathmore Resources (US) Ltd. (incorporated by reference from our Current Report on Form 8-K, filed on May 1, 2008)

Exhibit
Number	Description

10.16	Sky Project Termination Agreement dated April 21, 2008 with Strathmore Resources (US) Ltd. (incorporated by reference from our Current Report on Form 8-K, filed on May 1, 2008)

14.1	Code of Ethics (incorporated by reference from our Annual Report on Form 10-KSB, filed on November 14, 2007)

16.1	Letter on change in certifying accountant (incorporated by reference from our Current Report on Form 8-K, filed on June 14, 2007 and amended on July 12, 2007)

23.1*	Consent of Clark Wilson LLP, included in exhibit 5.1

23.2*	Consent of BDO Dunwoody LLP, Chartered Accountants

23.3*	Consent of Moore & Associates, Chartered Accountants

99.2	Audit Committee Charter (incorporated by reference from our Annual Report on Form 10-KSB, filed on November 14, 2007)

99.3	Nominating Committee Charter (incorporated by reference from our Annual Report on Form 10-KSB, filed on November 14, 2007)

* Filed herewith